As Filed with the Securities and Exchange Commission on May 19, 2011
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HOME INNS & HOTELS MANAGEMENT INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China
+86 21 3401-9898
(Address and telephone number of Registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, and telephone number for agent of service)

Copies to:

Huiping Yan Chief Financial Officer Home Inns & Hotels Management Inc. No. 124 Caobao Road Xuhui District Shanghai 200235 People’s Republic of China +86 21 3401-9898	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		maximum
Title of each class of		offering price	Proposed maximum
securities to be	Amount to be	per	aggregate offering	Amount of
registered(1)	registered	unit(3)	price(3)(4)	registration fee
2.00% Convertible Senior Notes due December 15, 2015	$184,000,000	100%	$184,000,000(2)	$21,362.40
Ordinary shares, par value $0.005 per share	7,454,208	(3)	(3)	(4)
Ordinary shares, par value $0.005 per share	7,454,208	(5)	(5)	(4)
Ordinary shares, par value $0.005 per share	14,400,764 (6)	21.215 (7)	$305,512,208.26(7)	$35,469.98

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby were previously registered under a separate registration statement on Form F-6 (Registration No. 333-137983). Each ADS represents two ordinary shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Includes 7,454,208 ordinary shares underlying the ADSs issuable upon conversion of the 2.00% convertible senior notes due 2015, which we refer to as the Notes, based on an initial conversion rate of 20.2560 ADSs per $1,000 principal amount of Notes. Pursuant to Rule 416 under the Securities Act of 1933, such number of ordinary shares registered hereby also includes such indeterminate number of ordinary shares that may be issued in connection with a share split, share dividend, recapitalization or similar event.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the ordinary shares underlying the ADSs issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(5)	There is being registered hereunder, in connection with the resale by the selling securityholders, 7,454,208 ordinary shares underlying the ADSs issuable upon conversion of the Notes.

(6)	There is being registered hereunder 14,400,764 ordinary shares, in the form of ADSs or otherwise, which may be sold by the selling shareholders identified herein from time to time at indeterminate prices hereunder.

(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s ADSs on the NASDAQ Global Market on May 13, 2011 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS	May 19, 2011
HOME INNS & HOTELS MANAGEMENT INC.
$184,000,000 Aggregate Principal Amount of
2.00% Convertible Senior Notes due 2015
and
American Depositary Shares Representing Ordinary Shares
Issuable Upon Conversion of the Notes

7,200,382 American Depositary Shares Representing
14,400,764 Ordinary Shares
     We issued $184,000,000 aggregate principal amount of 2.00% convertible senior notes due 2015, which we refer to as the Notes, in a private placement in December 2010. This prospectus will be used by selling securityholders from time to time to resell their Notes and the American Depositary Shares, or ADSs, issuable upon conversion of the Notes, including our ordinary shares, par value $0.005 per share, represented by the ADSs. This prospectus may also be used from time to time by Ctrip.com (Hong Kong) Limited and C-Travel International Limited, which we refer to as the Ctrip Entities, to sell up to 7,200,382 of our ADSs representing our ordinary shares. The Ctrip Entities, which are our affiliates, acquired ADSs on the open market and ordinary shares from Ctrip.com International, Ltd., which in turn acquired the ordinary shares in May 2009 in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. Each ADS represents two of our ordinary shares. We will not receive any proceeds from the sale by selling securityholders of the Notes or the ADSs issuable upon conversion of the Notes, including the ordinary shares represented by the ADSs, or from the sale by the Ctrip Entities of ordinary shares in the form of ADSs.
     The Notes mature on December 15, 2015. The Notes bear interest at the rate of 2.00% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, starting on June 15, 2011, to holders of record at the close of business on the preceding June 1 and December 1, respectively. The Notes are convertible into our ADSs based on an initial conversion rate, subject to adjustment, of 20.2560 ADSs per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $49.37 per ADS).
     If we experience a fundamental change, as described in this prospectus, holders of the Notes may require us to repurchase all or a portion of their Notes for cash, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
     The Notes are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables.
     Our ADSs are listed on the NASDAQ Global Market under the symbol “HMIN.” On May 18, 2011, the closing sale price of our ADSs on the NASDAQ Global Market was $38.33 per ADS.
     Investing in the Notes involves significant risks. See “Risk Factors” beginning on page 10.
     Neither the Securities Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 19, 2011.

ABOUT THIS PROSPECTUS
     This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, the selling securityholders may, at any time and from time to time, sell the securities described herein under this prospectus in one or more offerings in an unlimited amount. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
     To understand the terms of our securities, you should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find Additional Information.”
CONVENTIONS THAT APPLY TO THIS PROSPECTUS
     Unless otherwise indicated, references in this prospectus to:
•	“ADSs” refers to our American depositary shares, each of which represents two ordinary shares;

•	“average daily rate” refers to total hotel room revenues divided by the total number of occupied rooms in a given period;

•	“China” or “PRC” refers to the People’s Republic of China, excluding (solely for the purpose of this prospectus) Taiwan, Hong Kong and Macau;

•	“Ctrip Entities” refers to Ctrip.com (Hong Kong) Limited, a Hong Kong company, and C-Travel International Limited, a Cayman Islands company.

•	“Home Inns,” “we,” “us,” “our company” and “our” are to Home Inns & Hotels Management Inc., a Cayman Islands company, and its predecessor entities and subsidiaries;

•	“initial purchasers of the Notes” refers Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Ltd.;

•	“Notes” refers to our 2.00% Convertible Senior Notes due December 15, 2015;

•	“occupancy rate” refers to the total number of occupied rooms divided by the total number of available rooms in a given period;

•	“our hotels” refers, collectively, to our leased-and-operated and franchised-and-managed hotels;

•	“outstanding ordinary shares” and “ordinary shares outstanding” refer to our outstanding ordinary shares as of March 31, 2011, excluding 3,737,566 ordinary shares that have been issued to The Bank of New York Mellon but are reserved as of March 31, 2011 in anticipation of the exercise of options and vesting of restricted shares under the share incentive plans that we adopted in 2003 and 2006;

•	“RevPAR” represents revenue per available room, which is calculated by dividing total hotel room revenues by the total number of available rooms in a given period, or by multiplying average daily rates and occupancy rates in a given period;

•	“RMB” or “Renminbi” refers to the legal currency of China; “$,” “dollars,” “US$”, “USD” or “U.S. dollars” refers to the legal currency of the United States; and “HK$” refers to the legal currency of Hong Kong; and

•	“shares” or “ordinary shares” refers to our ordinary shares.

OUR COMPANY
     We are a leading economy hotel chain in China, based on the number of our hotels, the number of our hotel rooms, and the geographic coverage of our hotel chain. We develop and operate economy hotels across China under our award-winning “Home Inn” brand. Since we commenced operations in 2002, we have become one of the best-known economy hotel brands in China. We offer a consistent product and high-quality services to primarily serve the fast growing population of value-conscious individual business and leisure travelers who demand clean, comfortable and convenient lodging.
     We have experienced substantial growth while maintaining profitability since 2003. Our Home Inns hotels in operation grew rapidly from 10 hotels in four cities as of the end of 2003 to 848 hotels in 150 cities as of March 31, 2011. Our total revenues grew from RMB 1.01 billion in 2007 to RMB 3.17 billion (US$483.7 million) in 2010, at a compound annual growth rate, or CAGR, of 46.4%. Meanwhile, our net income attributable to shareholders grew from RMB 35.8 million in 2007 to RMB 359.5 million (US$54.9 million) in 2010, at a CAGR of 115.8%.
     We have achieved our growth by utilizing two business models. We either lease real estate properties on which we develop and operate hotels, or we franchise our brand to hotel owners and manage these hotel properties. We refer to the former type of hotels as “leased-and-operated hotels” and to the latter type of hotels as “franchised-and-managed hotels.” As of March 31, 2011, our Home Inns hotel chain consisted of 454 leased-and-operated hotels in operation with an additional 71 leased-and-operated hotels contracted or under construction and 394 franchised-and-managed hotels in operation and an additional 107 franchised-and-managed hotels contracted or under construction. We purchase land-use rights to obtain strategically desirable sites in a limited number of occasions.
     We have received many awards and accolades for our innovative, consistent and high-quality product and services across our hotel chain. We received the “Golden Pillow Award” for best brand in economy hotels in China in 2007, 2008, and 2009 from the 21st Century Business Herald, a nationwide economic journal in China. We have been recognized with inclusion in numerous top 10 lists, most notably Hotels China Magazine’s “Hotel Corporate Top 10” and “Budget Hotel Top 10” awards for 2008 and “Hotel Management Groups Top 10” award for 2009, the China Chain Store & Franchise Association’s “China Top 10 Hotel Brands” award for 2007, 2008 and 2010 and “China’s Top 100 Chain Enterprises” award for 2008. The Corporate Research Foundation named us as one of “China’s Top Employers” for 2007 and 2009. In 2010, we also won awards for “Excellent National Brand of China Hotel Industry” from the China Hotel Association, “International Franchisor of the Year” from the Singapore Franchising & Licensing Association and “China’s Most Popular Brand in Green Economy Hotels” from the Golden Pillow Award Committee.
     Our principal executive offices are located at No. 124 Caobao Road, Xuhui District, Shanghai 200235, People’s Republic of China. Our telephone number at this address is +86 21 3401-9898. We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States, and Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in connection with this offering.

RECENT DEVELOPMENTS
     The following table sets forth our unaudited condensed consolidated statements of operations information for the three months ended March 31, 2010 and March 31, 2011. You should read the following financial information together with our audited financial statements and the related notes as well as “Item 5—Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2010. We have prepared this unaudited condensed consolidated financial information on the same basis as our audited consolidated financial statements. This unaudited condensed consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair statement of our financial position and operating results for the periods presented. We cannot assure you that our results for the three months ended March 31, 2011 will be indicative of our financial results for the full year ending December 31, 2011 or for future interim periods. See “Risk Factors—Risks Related to Our Business—Seasonality of our business may cause fluctuations in our revenues, cause our ADS price to decline, and adversely affect our profitability.”

	Three Months Ended
	March 31, 2010	December 31, 2010	March 31, 2011
	(RMB thousands)	(RMB thousands)	(RMB thousands)	(US$ thousands)
Revenues:
Leased-and-operated hotels	637,073	724,905	687,287	104,957
Franchised-and-managed hotels	45,825	73,036	69,263	10,577

Total revenues	682,898	797,941	756,550	115,534
Less: Business tax and related surcharges	(41,942)	(48,627)	(48,164)	(7,355)

Net revenues	640,956	749,314	708,386	108,179

Operating costs and expenses(1):
Total leased-and-operated hotel costs	(521,777)	(577,401)	(592,748)	(90,519)
Personnel costs of franchised-and-managed hotels	(9,623)	(12,030)	(10,262)	(1,567)
Sales and marketing expenses	(7,474)	(7,282)	(9,954)	(1,520)
General and administrative expenses	(40,435)	(52,234)	(63,952)	(9,766)

Total operating costs and expenses	(579,309)	(648,947)	(676,916)	(103,372)

Income from operations	61,647	100,367	31,470	4,807

Interest income	1,615	3,374	5,084	776
Interest expense	(435)	(891)	(6,264)	(957)
Gain on change in fair value of convertible notes	—	9,040	15,086	2,304
Gain on buy-back of convertible bonds	500	(9,040)	—	—
Non-operating income	2,352	5,340	5,610	857
Foreign exchange loss, net	(319)	(1,854)	(1,568)	(239)

Income before income tax expense and noncontrolling interests	65,360	54,737	49,418	7,548

Income tax expense	(17,796)	(20,269)	(15,688)	(2,396)
Net income	47,564	34,468	33,730	5,152

Less:Net income attributable to noncontrolling interests	(1,512)	(1,423)	(1,211)	(185)

Net income attributable to our shareholders	46,052	33,045	32,519	4,967

(1)	Share-based compensation:

General and administrative expenses	9,361	15,705	16,991	2,595
     The year-over-year increase in total revenues was primarily driven by the larger number of both leased-and-operated and franchised-and-managed hotels that we had in operation that we had in early stages of ramping-up during the three months ended March 31, 2011. The year-over-year decrease in income from operations was primarily driven by higher pre-opening costs, with the higher number of new leased-and-operated hotels in operation in the three months ended March 31, 2011 contributing limited revenue while incurring full operating costs, as well as to higher general and administrative expenses, including share-based compensation expenses and costs related to potential strategic opportunities.

     The following table sets forth certain operating data as of and for the three months ended March 31, 2010, December 31, 2010 and March 31, 2011.

	As of and For the Three Months Ended
		December 31,
	March 31, 2010	2010	March 31, 2011

Total hotels in operation	638	818	848
Leased-and operated hotels	390	454	454
Franchised-and-managed hotels	248	364	394
Total rooms	74,256	93,898	97,321
Occupancy rate (as a percentage)	90.5%	90.4%	85.1%
Average daily rate (in Renminbi)	159	173	165
RevPAR (in Renminbi)	144	156	140

Note: Occupancy rate refers to the total number of occupied rooms divided by the total number of available rooms in a given period. Average daily rate refers to total hotel room revenues divided by the total number of occupied rooms in a given period. RevPAR represents revenue per available room and is calculated by multiplying the occupancy rate by the average daily rate.
     During the three months ended March 31, 2011, we opened 32 new hotels, including 1 new leased-and-operated hotel and 31 new franchised-and-managed hotels. During the same period we also closed one leased-and-operated hotel due to municipal city planning and rezoning and one franchised-and-managed hotel due to early termination of the related franchise contract resulting from non-compliance by the franchisee. As of March 31, 2011, we had another 71 leased-and-operated hotels and 107 franchised-and-managed hotels contracted or under construction. The decrease in occupancy rate year over year was mainly driven by the larger number of new hotels that we had in early stages of ramping-up during the three months ended March 31, 2011, as compared to the same period in 2010.

THE OFFERING OF THE NOTES
     The following summary contains basic information about the Notes and is not a complete description of the offering of the Notes. Thus, it does not contain all the information that is important to purchasers of the Notes. For a more detailed description of the terms of the Notes, see “Description of the Notes”. For a more detailed description of our ordinary shares and ADSs, see “Description of Share Capital” and “Description of American Depositary Shares”. For purposes of this summary of the offering and the “Description of the Notes,” references to “we,” “us” and “our” refer solely to Home Inns & Hotels Management Inc. and not to its subsidiaries.

Issuer	Home Inns & Hotels Management Inc., a Cayman Islands exempted company

Notes	US$184,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due December 15, 2015.

Maturity Date	The Notes will mature on December 15, 2015, unless earlier repurchased or converted.

Issue Date	December 21, 2010.

Interest Payment Dates	June 15 and December 15 of each year, beginning on June 15, 2011.

Interest	The Notes will bear interest at a rate of 2.00% per annum, payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Negative Pledge	So long as any Note remains outstanding, we will not create or permit to subsist, and we will procure that no subsidiary will create or permit to subsist, any mortgage, charge, pledge, lien or other form of encumbrance or security interest upon the whole or any part of our property, assets or revenues, present or future, to secure any international investment securities (as defined in the Description of the Notes) or to secure any guarantee of or indemnity in respect of, any international investment securities unless, at the same time or prior there to, our obligations under the Notes and the indenture (a) are secured equally and rateably therewith, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by an extraordinary resolution (as defined in the indenture) of the holders. All of our operations are conducted through our subsidiaries.

Ranking	The Notes are our general unsecured obligations and:

• rank equal in right of payment to all of our existing and future senior indebtedness;

• rank senior in right of payment to all of our future indebtedness that is expressly subordinated to the Notes;

•    are effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing those obligations, unless the holders enjoy an equal and ratable right to such collateral pursuant to the terms of the negative pledge (See “The Offering of the Notes — Negative Pledge); and

• are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade credit.

As of March 31, 2011, we had US$209.4 million in senior indebtedness outstanding (excluding trade payables and accrued liabilities), including US$185.0 million of the Notes and RMB 159.6 million (US$24.4 million) of our U.S. dollar-settled zero coupon convertible senior bonds due December 10, 2012, and no subordinated indebtedness outstanding or secured indebtedness outstanding. As of

March 31, 2011, our subsidiaries had no indebtedness outstanding (excluding accounts payable, commissions and bonuses payable, other accrued liabilities, deferred revenue and intercompany liabilities) to which the Notes will be effectively subordinated. Subject to the negative pledge described above, we and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. See “Description of the Notes—General.”

Right to Convert	Until and including the business day prior to the maturity date, holders may convert their Notes at their option into ADSs representing our ordinary shares initially at a conversion rate of 20.2560 ADSs per US$1,000 principal amount of Notes (equivalent to an initial conversion price of approximately US$49.37 per ADS), subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments—Adjustment Events.” Converting Note holders will be required to pay an ADS issuance fee of $0.05 per ADS.

Repurchase at Holder’s Option upon a Fundamental Change	In the event of a fundamental change, each holder may require us to repurchase all or a portion of its Notes for cash at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. However, if the repurchase date is after a regular record date but on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the corresponding record date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate Adjustment upon Certain Fundamental Changes	If certain fundamental changes occur, we may be required to increase the conversion rate for any Notes converted in connection with such fundamental changes by a specified number of shares of our common stock. A description of how the conversion rate would be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change adjustment dates is set forth under “Description of the Notes—Conversion of Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes.”

Our ADSs	Each ADS represents two ordinary shares, par value $0.005 per ordinary share. The ADSs may be evidenced by American depositary receipts, or ADRs. The depositary will be the holder of the ordinary shares under the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time. The holders of ADSs have fewer rights than our ordinary shareholders and must act through the depositary to exercise those rights. See “Risk Factors—Risks Related to the Notes, Our Ordinary Shares and Our ADSs” for a description of certain risks relating to our ADSs.

Sinking Fund	None.

Use of Proceeds	We will not receive any proceeds from the selling securityholders’ sale of the Notes or the ADSs issuable upon conversion of the Notes, including our ordinary shares represented by such ADSs.

Events of Default	If an event of default on the Notes has occurred and is continuing, the principal amount of the Notes, plus any accrued and unpaid interest, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable upon certain events of default involving bankruptcy, insolvency or reorganization with respect to us or our subsidiaries. See “Description of the Notes—Events of Default.”

Registration Rights	We agreed to file this registration statement to register re-sales of the Notes and the issuance of ordinary shares represented by ADSs issuable upon conversion of the Notes.

We will use our commercially reasonable efforts to keep this registration statement effective until the earliest of:

•    the sale pursuant to an effective registration statement of all of (a) the Notes, until the Notes have been converted, (b) the ordinary shares underlying ADSs issuable upon conversion of the Notes and any security issued with respect thereto upon any share dividend, split or similar event, (c) any ADSs issued upon conversion of the Notes if such issuance is not made pursuant to an effective registration statement on Form F-6 and (d) any securities (other than our ADSs or ordinary shares) into which the Notes become convertible in accordance with the terms of the indenture governing the Notes,

•    the date when the holders of the Notes and the ADSs issuable upon conversion of the Notes, other than holders that are our “affiliates,” are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise, and

• December 21, 2011.

Trustee, Paying Agent, and Registrar	The Bank of New York Mellon.

Book-Entry Delivery and Form	The Notes were issued in book-entry form and are represented by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, transfers of interests in the global notes may only be effected through the records of DTC and its direct and indirect participants. Except as described in this prospectus, definitive certificates in respect of Notes will not be issued in exchange for interests in these global notes. See “Description of the Notes—Book-Entry Delivery and Form.”

Absence of a Public Market for the Notes	There is currently no established market for the Notes. We do not intend to apply for a listing of the Notes on any national securities exchange or for the inclusion of the Notes on any automated dealer quotation system. We cannot assure holders as to the development or liquidity of any market for the Notes.

Listing and Trading	Our ADSs are listed on the NASDAQ Global Market under the symbol “HMIN.”

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the Notes and the ADSs issuable upon conversion of the Notes. See “Taxation—United States Federal Income Taxation” for a more complete discussion of the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes and the ADSs issuable upon conversion of the Notes.

Governing Law	The indenture and the Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus, before deciding whether to invest in the Notes.

RISK FACTORS
     You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplements before deciding to invest in the Notes. Some factors in this section are “forward-looking statements.” See the section titled “Cautionary Statement Regarding Forward Looking Statements.”
Risks Related to Our Business
Our operating results are subject to conditions typically affecting the lodging industry.
     Our operating results are subject to conditions typically affecting the lodging industry, including the following:
•	changes in national, regional or local economic conditions;

•	severe weather conditions, natural disasters or travelers’ fears of exposure to serious contagious diseases;

•	competition from other hotels, the attractiveness of our hotels to customers, and our ability to maintain and increase sales to existing customers and attract new customers;

•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

•	the quality and performance of managerial and other employees of our hotels;

•	increases in operating costs and expenses due to inflation and other factors;

•	the availability and cost of capital to allow us and our franchisees to fund construction and renovation of, and make other investments in, our hotels;

•	seasonality of the lodging business; and

•	the risk that leased properties may be subject to challenges as to their compliance with the relevant government regulations.
     Changes in any of these conditions could adversely affect our occupancy rates, average daily rates and RevPAR or otherwise adversely affect our results of operations and financial condition.
We may not be able to manage our expected expansion, which could materially and adversely affect our operating results.
     Since our inception, we have experienced substantial growth in our hotel network. We have increased the number of our hotels in operation in China from five in 2002 to 848 (with another 178 hotels contracted or under construction) as of March 31, 2011. We intend to continue to develop additional hotels in different geographic locations in China and increase our number of hotels in operation. In addition, in November 2010, we launched a new hotel brand for the midscale market, Yitel (or Heyi in Chinese), and announced plans to expand the Yitel brand with three or four hotels in 2011 and a target of 50 Yitel hotels within the next four to five years.
     Our expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also require us to maintain the consistency of each of our products and the quality of our services to ensure that our brands do not suffer as a result of any deviations, whether actual or perceived, in the consistency of each of our products and the quality of our services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain qualified hotel management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new hotels into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our results of operation.
     Expansion into new geographic markets and addition of new hotel products for which we have limited operating experience and brand recognition may present operating and marketing challenges that are different from those that we currently encounter in existing markets for our Home Inn hotels. In addition, our expansion within existing markets may adversely affect the financial performance of our existing hotels in those markets and, as a result, negatively affect our overall results of operations. Inability to anticipate the changing demands that expanding our operations will impose on our management and information and operational systems, or failure to quickly adapt our systems and procedures to the new markets, could result in revenue decline and increased expenses and otherwise harm our results of operations and financial condition.

If the value of our brand or image diminishes, it could have a material and adverse effect on our business and results of operations.
     Our “Home Inn” brand is associated with a leading economy hotel chain offering cleanliness, convenience and comfort with consistent, high-quality service among value-conscious individual business and leisure travelers in China. Our continued success in maintaining and enhancing our brand and image depends, to a large extent, on our ability to satisfy customer needs by further developing and maintaining our innovative and distinctive product and maintaining consistent quality of services across our hotel chain, as well as our ability to respond to competitive pressures. If we are unable to do so, our occupancy rates may decline, which could in turn adversely affect our results of operations. Our business may also be adversely affected if our public image or reputation were to be diminished by the operations of any of our hotels, whether due to unsatisfactory service, accidents or otherwise. Our brand is integral to our sales and marketing efforts. If the value of our brand or image is diminished or if our brand does not continue to be attractive to customers, our business and results of operations may be materially and adversely affected.
If we are not able to hire, train and retain qualified managerial and other employees for our hotel operations, our brand and our business may be materially and adversely affected.
     Our managerial and other employees manage our hotels and interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services as well as our established brand and reputation. It is important for us to attract qualified managerial and other employees who have experience in lodging or other consumer-service industries and are committed to our “customer-first” approach. There may be a limited supply of such qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. In addition, criteria such as dedication are difficult to assess during the recruitment process. We must hire and train qualified managerial and other employees on a timely basis to keep pace with our growth while maintaining consistent quality of services across our hotels in various geographic locations. We must also provide continuous training to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our hotel operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease in one or more of the markets where we operate, which in turn may have a material and adverse effect on our brand and our business.
We may not be able to successfully identify and secure additional hotel properties.
     We plan to open more hotels in targeted markets to further grow our business. We may not be successful in identifying and leasing or franchising additional hotel properties at desirable locations and on commercially reasonable terms or at all. Some cities in China have undergone economic development and expansion for several decades while others are still at an early stage of development. In more developed cities, it may be difficult to increase the number of hotels because we or our competitors already have operations in such cities. In less developed cities, demand for our hotels may not increase as rapidly as we expect. Even if we are able to successfully identify and acquire new hotel properties via lease or franchise arrangements, new hotels may not generate the returns we expect. We also may incur costs in connection with evaluating hotel properties and negotiating with property owners, including ones that we are subsequently unable to lease or franchise. If we fail to successfully identify or compete for additional hotel properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.
We may not be able to develop hotel properties on a timely or cost-efficient basis, which may adversely affect our growth strategy and business.
     We develop almost all of our leased-and-operated hotels directly. Our involvement in the development of properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. We may be unable to recover development costs we incur for projects that are not pursued to completion. Properties that we develop could become less attractive due to market saturation or oversupply, with the result that we may not be able to recover development costs at the expected rate, or at all. If we are unable to successfully manage our hotel development to minimize these risks, our growth strategy and business prospects may be adversely affected.
If we are unable to maintain our hotels’ good condition and attractive appearance, our hotel occupancy rates may decline.
     In order to maintain our hotels’ good condition and attractive appearance, our hotels require ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment. If we and our franchisees do not make needed leasehold investments and improvements, we could lose our market share to our competitors and our hotel occupancy rates may decline.

Our costs and expenses may remain constant or increase even if our revenues decline.
          A significant portion of our operating costs, including rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately. For example, the period during which China’s Spring Festival holiday occurs generally accounts for a lower portion of our annual revenues than other periods, but our expenses do not vary as significantly as changes in occupancy and revenues, since we need to continue to pay rent and salary, make regular repairs, maintenance and renovations and invest in other capital improvements throughout the year to maintain the attractiveness of our hotels. Our property development and renovation costs may increase as a result of increasing costs of materials. However, we have a limited ability to pass increased costs to customers through room rate increases. Therefore, our costs and expenses may remain constant or increase even if our revenues decline.
          In addition, our leased-and-operated hotels typically incur significant pre-opening costs during the conversion stage, and may incur losses during the ramp-up stage. Should there be delays in conversion process or if the ramp-up is slower than expected, our financial performance can be materially and adversely impacted.
Our effort in developing our new hotel brand, Yitel (or Heyi in Chinese), may divert management attention and resources from our existing business, and if the new product is not well received by the market, we may not be able to generate sufficient revenue to offset the costs and expenses, and our overall financial performance and condition may be adversely affected.
          In December 2008, we opened an experimental leased-and-operated hotel, the H Hotel, as part of our initiative to enter into the midscale hotel market, which targets individual business and leisure customers who have a higher travel budget than our core Home Inns customers, but a lower travel budget than the customers of high star-rated hotels. In 2010, we adopted a new brand name, Yitel (Heyi in Chinese), for our midscale hotel concept. We plan to convert the existing H Hotel into a Yitel brand hotel. We are in the process of fine-tuning product designs, features, and marketing plans for the Yitel brand. In November 2010, we announced plans to expand the Yitel brand with three or four hotels in 2011 and a target of 50 Yitel hotels within the next four to five years. If the new product is not well received by the market, we may not be able to generate sufficient revenue to offset the costs and expenses, and our overall financial performance and condition may be adversely affected.
Our business is sensitive to global economic conditions. A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.
          The global financial markets have experienced significant disruptions since 2008. While there has been improvement in some areas, it is still unclear whether the recovery is sustainable. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of the world’s leading economies, including China’s. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical tensions, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for economic growth around the world. There are still great uncertainties regarding the economic conditions and the demand for travel in China. Any slowdown in the Chinese economy would likely reduce the level of business and leisure travel, which would have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.
Our financial and operating performance may be adversely affected by epidemics, severe weather conditions, natural disasters and other catastrophes.
          Our financial and operating performance may be adversely affected by epidemics, severe weather conditions, natural disasters and other catastrophes, particularly in locations where we operate a large number of hotels. For example, the 2008 Sichuan earthquake had a negative impact on many businesses in the region, and reduced the operational performance of our hotels in the affected region due to reduced economic and travel activity there. Losses caused by epidemics, severe weather conditions, natural disasters and other catastrophes, including H1N1 flu, SARS, avian flu, earthquakes and typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any financial obligations related to the hotel. Similarly, war (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on our business and results of operation. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result our operational continuity may be adversely affected and our reputation may be harmed.

The lodging industry in China is highly competitive with relatively low barriers to entry, and if we are unable to compete successfully, our financial condition and results of operations may be harmed.
          The lodging industry in China is highly competitive. Competition in the industry is primarily based on room rates, quality of accommodations, brand name recognition, convenience of location, geographic coverage, service quality, range of services, and guest amenities. We compete primarily with other economy hotel chains as well as various regional and local economy hotels. We also compete with two- and three-star hotels, as we offer rooms with standards comparable to many of those hotels while maintaining competitive pricing. In addition, we may also face competition from new entrants in the economy hotel segment in China. As compared to developing four- or five-star hotels, developing economy and midscale hotels does not require significant capital commitments or human resources. This relatively low barrier to entry potentially allows new competitors to enter our markets quickly to compete with our business. Furthermore, we compete with all other hotels for guests in each market in which we operate, as our typical business and leisure traveler customers may change their travel, spending and consumption patterns and choose to stay in hotels in different segments. New and existing competitors may offer competitive rates, greater convenience, services or amenities or superior facilities, which could attract customers away from our hotels, resulting in a decrease in occupancy and average daily rates for our hotels. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.
Failure to retain our senior management could harm our business.
          We place substantial reliance on the lodging and other consumer-service industry experience and the institutional knowledge of members of our senior management team. Mr. David Jian Sun, our chief executive officer, Ms. Huiping Yan, our chief financial officer, Mr. Jason Zong, our chief operating officer, and Ms. May Wu, our chief strategy officer, are particularly important to our future success due to their substantial experience in the lodging and other consumer service industries. We do not carry key person insurance on any of our senior management team. The loss of the services of one or more of these members of our senior management team due to their departure or otherwise could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for Mr. Sun, Ms. Yan, Mr. Zong and Ms. Wu could be difficult, and competition for such personnel of similar experience is intense. If we lose the services of any of them, our business may be adversely affected.
Interruption or failure of our information and operational systems could impair our ability to effectively provide our services, which could damage our reputation.
          Our ability to provide consistent and high-quality services throughout our hotel chain depends on the continued operation of our proprietary information and operational systems, including our property management, central reservation, customer relationship management and management reporting systems. Any damage to, or failure of, our systems could interrupt our service. Our systems are vulnerable to damage or interruption as a result of power loss, telecommunications failures, computer viruses, fires, floods, earthquakes, interruptions in access to our toll-free numbers, hacking or other attempts to harm our systems, and similar events. Our servers, which are maintained in Shanghai, may also be vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. In addition, our systems and technologies may become outdated and we may not be able to replace or introduce upgraded systems as quickly as our competitors or within budgeted costs for such upgrades. If we experience frequent or persistent system failures, our quality of services and our reputation could be harmed. The steps we need to take to increase the reliability and redundancy of our systems may be costly, which could reduce our operating margin, and there can be no assurance that whatever increased reliability may be achievable in practice would justify the costs incurred.
Failure to maintain the integrity of internal or customer data could result in harm to our reputation or subject us to costs, liabilities, fines or lawsuits.
          Our business involves collecting and retaining large volumes of internal and customer data, including credit card numbers and other personal information as our various information technology systems enter, process, summarize and report such data. We also maintain information about various aspects of our business operations as well as our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information, and the regulations applicable to security and privacy are becoming increasingly important in China. A theft, loss, fraudulent or unlawful use of customer, employee or company data could harm our reputation or result in remedial and other costs including fines and litigation liabilities.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
          We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal control over financial reporting. Our management has concluded that our internal control over financial reporting was effective as of December 31, 2010. However, if we fail to maintain effective internal control over financial reporting in the future, our management and our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. This could in turn result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our ADSs. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs, management time and other resources in an effort to continue to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.
Any failure to protect our trademarks and other intellectual property rights could have a negative impact on our business.
          We believe our brand, trade names, trademarks and other intellectual property are critical to our success. “Home Inn” is a highly recognized brand in the economy hotel segment of China’s lodging industry. The success of our business depends in part upon our continued ability to use our brand, trade names and trademarks to increase brand awareness and to further develop our brand. The unauthorized reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill. In addition, our proprietary information and operational systems, which have not been patented or otherwise registered as our property, are a key component of our competitive advantage and our growth strategy.
          Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brand, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China and abroad is evolving, and could involve substantial uncertainties to us. If we are unable to adequately protect our brand, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.
The growth of on-line and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.
          Some of our hotel rooms are booked through travel intermediaries and consolidators to whom we pay agency fees for such services. If these intermediaries and consolidators become the primary channel through which our customers make their bookings, they may be able to negotiate higher agency fee rates, reduced room rates, or other significant concessions from us. We believe that the aim of such intermediaries and consolidators is to have consumers develop loyalties to their reservation systems rather than to our brand. The operations of these travel intermediaries and consolidators may adversely affect our ability to control the supply and price of our room inventory, which would in turn adversely affect our margins and profitability.
Our expansion requires capital. If we fail to generate sufficient cash flow from operations and/or obtain outside financing when required, we may not be able to fund our planned expansion.
          Each of our leased-and-operated hotels required a capital expenditure of approximately US$1 million to convert the leased property into one of our operational hotels. In addition, we typically incur substantial pre-opening expenses for leased-and-operated hotels during the conversion stage and incur losses during the initial ramp-up stage. In the past, we were able to fund such capital expenditures and pre-opening and other expenses from capital markets fund raising activities and cash flow generated internally from our operations. There is no assurance that we will continue to be able to access capital markets or generate sufficient cash flow internally to fund our planned expansion.
Future acquisitions may have an adverse effect on our ability to manage our business.
          If we are presented with appropriate opportunities, we may acquire businesses or assets that are complementary to our business. Future acquisitions, particularly actual or potential material acquisitions, would expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. For example, we acquired Top Star in October of 2007, and added 25 hotels with approximately 4,000 rooms in 16 cities in China. Subsequently, we committed substantial management and financial resources on the integration and improvement of the Top Star hotels’ operations. Our operational and financial performance was negatively impacted by these acquired hotels during 2008. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business and near term profitability.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.
          We believe that our future success depends on our ability to increase revenue and profitability from our operations. We have a limited operating history, having commenced operations in 2002. Accordingly, you should consider our future prospects in light of the risks and challenges encountered by a company with a limited operating history. These risks and challenges include those associated with our ability to:
•	continue our growth while maintaining our profitability;

•	maintain and enhance our competitive position in the economy hotel segment of the lodging industry in China;

•	offer an innovative product to attract recurring and new customers;

•	implement our strategy and modify it from time to time to respond effectively to competition and changes in customer preferences and needs;

•	increase awareness of our “Home Inn” brand and continue to develop customer loyalty;

•	attract, train, retain and motivate qualified personnel; and

•	renew leases for our leased-and-operated hotels on commercially viable terms after the initial lease terms expire.
          If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.
Seasonality of our business may cause fluctuations in our revenues, cause our ADS price to decline, and adversely affect our profitability
          The lodging industry is subject to fluctuations in revenues due to seasonality. The seasonality of our business may cause fluctuations in our quarterly operating results. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than other quarters of the year. Therefore, you should not rely on our operating results for prior quarters as an indication of our results in any future period. As our revenues may vary from quarter to quarter, our business is difficult to predict and our quarterly results could fall below investor expectations, which could cause our ADS price to decline. Furthermore, although it typically takes our new hotels three to six months to ramp up, the ramp-up process of some of our hotels can be delayed due to seasonality, which may negatively affect our revenues and profitability.
We are subject to various franchise, hotel industry, construction, hygiene, health and safety, and environmental laws and regulations that may subject us to liability.
          Our business is subject to various compliance and operational requirements under PRC laws. For example, we are required to obtain the approval from, and file initial and annual reports with, the PRC Ministry of Commerce to engage in the hotel franchising business. Each of our hotels is required to obtain a special industry license and a fire control approval issued by the local public security bureau, to have hotel operations included in the business scope of its business license, to obtain hygiene permits and environmental impact assessment approvals, and to comply with license requirements, rules, laws and regulations with respect to construction permit, zoning, fire prevention, public and food safety and environmental protection.
          If we fail to comply with any applicable construction, hygiene, health and safety, and environmental laws and regulations related to our business, we may be subject to potentially significant monetary damages and fines or the suspension of our operations or development activities. Furthermore, new regulations could also require us to retrofit or modify our hotels or incur other significant expenses. It is also possible that new zoning plans or regulations applicable to a specific location may cause us to relocate our hotel(s) in that location, or require additional approvals and licenses that may not be granted to us promptly or at all, which may adversely affect our operating results. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our development activities, or to otherwise operate in compliance with environmental laws could also subject us to potentially significant monetary damages and fines or the suspension of our hotel development activities or hotel operations, which could materially adversely affect our financial condition and results of operations.
          Currently we have not obtained certain required approvals, licenses and permits in the PRC for our operations. Under applicable PRC law, the aforesaid noncompliance could result in administrative fines, suspension of operations or other penalties. We cannot assure you that we will not be subject to any challenges or other actions taken against us with respect such noncompliance.
Accidents or injuries in our hotels may adversely affect our reputation and subject us to liability.
          There are inherent risks of accidents or injuries occurring in hotels or in connection with our hotel construction or operations. The occurrence of one or more such accidents or injuries could adversely affect our reputation for safety among customers and potential customers, harm our brand, result in liability, and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. Our current property and liability insurance policies may not provide adequate coverage and we may be unable to renew our insurance policies or obtain new insurance policies without increased premiums or decreased levels of coverage.
We have limited insurance coverage.
          We carry property insurance that covers the assets that we own at our hotels, but not the buildings or any other assets owned by our lessors. Although we require our lessors to purchase customary insurance policies, we cannot guarantee that they will adhere to such requirements. If we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition may be materially and adversely affected. In addition, we do not have any business disruption insurance coverage for our operations to cover losses that may be caused by severe weather conditions, natural disasters or catastrophic events, such as epidemics or earthquakes. Any business disruption or natural disaster may result in our incurring substantial costs and diversion of our resources.
Our leases could be terminated early, we may not be able to renew our existing leases on commercially reasonable terms and our rents could increase substantially in the future, which could materially and adversely affect our business and results of operations.
          Our lease agreements with third parties for our leased-and-operated hotels typically provide, among other things, that the lease agreements could be terminated under certain legal or factual circumstances. If our leases were terminated early, we may be entitled to liquidated damages and full or partial recovery of our investments in leasehold improvements, however, our operation of such properties may be interrupted or discontinued and we may incur costs in relocating our operations to other locations. Furthermore, we may have to pay losses and damages and incur other liabilities to our guests and other vendors due to breach or default of our contractual obligations for a particular property. As a result, our business and results of operations and financial condition may be adversely affected by early termination of our lease agreements.
          We plan to renew our existing leases upon expiration. However, we may be unable to retain our leases on satisfactory terms, or at all. In particular, we may experience an increase in our rent payments and cost of revenues in connection with renegotiating our leases. If we fail to retain our leases or if a significant number of our existing leases are not renewed on satisfactory terms upon expiration, our costs may increase in the future. If we cannot pass the increased costs on to our guests through room rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.
Our legal right to lease certain properties could be challenged by property owners or other third parties, which could prevent us from continuing to operate the affected hotels or increase the costs associated with operating these hotels.
          Except for one hotel property, we do not hold any land-use rights with respect to the land on which our hotels are located, nor do we own any of the hotel properties we operate. Instead, our business model relies on leases with third parties who either own the properties or lease the properties from the ultimate property owner. As of March 31, 2011, title certificates for 58 of the properties operated by us had not been obtained. We cannot assure you that title to properties we currently lease or franchise will not be challenged, and such challenges, if successful, could impair the development or operations of our hotels on such properties. In addition, we are subject to the risk of potential disputes with property owners. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.
          In several instances where our immediate lessors are not the ultimate owners of hotel properties, no consent was obtained from the owners to sublease the hotel properties to us. A lessor’s failure to duly obtain the title to the property or to receive any necessary approvals from the ultimate owner or the primary lease holder, as applicable, could potentially invalidate our lease or result in the renegotiation of such lease leading to less favorable terms. Moreover, we cannot assure you that the building ownership or leasehold in connection with our franchised-and-managed hotels will not be subject to similar third-party challenges. Some of the properties we or our franchisees lease from third parties were subject to mortgages at the time the leases were signed. In such circumstances and where consent to the lease was not obtained from the mortgage holder, the lease may not be binding on the transferee of the property if the mortgage holders foreclose on the mortgage and transfer the property, which could in turn materially and adversely affect our ability to operate the hotel facility.
Our lessors’ failure to comply with lease registration and other compliance requirements under PRC law may subject these lessors or us to fines or other penalties that may negatively affect our ability to operate our hotels.
          As an operator and manager of hotel properties, we, our franchisees and those from whom we lease properties, are subject to a number of land- and property-related legal requirements. For instance, under PRC law, all lease agreements are required to be registered with the local housing bureau. Our standard lease agreement generally requires the lessor to make such registrations. However, as of March 31, 2011, most lessors of our leased-and-operated hotels had not obtained registrations of their leases from the relevant authorities as required. We continue to remind these lessors to obtain registrations under our lease agreements with them. In addition, based on the specific land use right certificates and property ownership certificates currently held by some of our lessors, certain hotel properties we lease are restricted to industrial and other uses, rather than for commercial service use. The failure of our lessors to register lease agreements as required by law or to ensure that the hotel properties are operated in compliance with their designated use may subject these lessors or us to fines or other penalties which may negatively affect our ability to operate the hotels covered under those leases.
Risks Related to Doing Business in China
Changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.
          We conduct substantially all of our business operations in China. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount and degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, zoning requirements and other governmental mandates with respect to urban planning may change from time to time, and certain of our hotels may be demolished or relocated, for which we may not receive appropriate compensation.
          As the PRC economy is increasingly intricately linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world, such as the recent global financial crisis. Stimulus measures designed to help China weather the recent global financial crisis may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and hotel operating expenses, may increase as a result of higher inflation. Measures to control the pace of economic growth may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot assure you that future actions and policies of the PRC government will not materially affect our liquidity and access to capital and our ability to operate our business.
Uncertainties with respect to the Chinese legal system could adversely affect us.
          We conduct our business primarily through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but do not have binding legal effect. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published court decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.
Governmental control of currency conversion may affect the value of your investment.
          The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, for most capital account items, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.
          If we finance our PRC subsidiaries through additional capital contributions, the amount of these capital contributions must be approved by the Ministry of Commerce in China or its local counterpart. On August 29, 2008, SAFE promulgated Memorandum 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company’s approved business scope. Violations of Memorandum 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to contribute additional capitals to fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.
Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.
          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
          As we rely entirely on dividends paid to us by our operating subsidiaries in China, any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on the value of, and any dividends payable on, our ADSs and common shares. If we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, depreciation of the Renminbi against the U.S. dollar would reduce the U.S. dollar amount available to us. On the other hand, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. As of March 31, 2011, our U.S. dollar denominated financial assets consisted of a cash balance of approximately US$195.0 million. Fluctuation in the value of the Renminbi in either direction could have a material adverse effect on the value of our company and the value of your investment.
PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.
          SAFE issued a public notice in October 2005 along with related procedural guidance in January 2007 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equity of PRC companies, referred to in the notice as an “offshore special purpose company.” Under this public notice, PRC residents who are shareholders and/or beneficial owners of such offshore special purpose companies were required to register with the local SAFE branch before March 31, 2006. We have requested our shareholders and/or beneficial owners who are subject to the registration requirements under the SAFE notice to register with the local SAFE branch. Failure of these shareholders and/or beneficial owners to register with the local SAFE branch as required by the SAFE notice or failure of future shareholders of our company who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders and/or beneficial owners to fines and other government actions and may also limit our ability to fund our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

We may be subject to fines and legal sanctions imposed by SAFE or other Chinese government authorities if we or our Chinese employees or directors fail to comply with PRC regulations relating to employee share options or shares granted by offshore special purpose companies or offshore listed companies to Chinese citizens.
          Under applicable PRC regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans with PRC citizens’ participation require approval from SAFE or its authorized local branch. In addition, Chinese citizens who are granted share options or shares by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures. We are an offshore listed company and as a result we and our Chinese employees who have been granted share options or shares are subject to these regulations. We are in the process of filing with SAFE and undertaking certain other procedures according to these regulations. If we or our Chinese employees fail to comply with these regulations, we or our Chinese employees may be subject to fines or other legal sanctions imposed by SAFE or other Chinese government authorities.
We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries entities to make payments to us could have a material adverse effect on our ability to conduct our business.
          We are a holding company and we rely principally on dividends and other distributions from our subsidiaries in China for our cash requirements, including any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserves until the aggregate amount of such statutory reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. As of March 31, 2011, aggregate net assets of RMB 2.08 billion (US$317.0 million) were not distributable in the form of dividends to us due to these PRC regulations. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiaries’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.
The PRC tax treatment of our holding company structure under the Enterprise Income Tax Law is subject to uncertainties, and if such uncertainties are resolved unfavorably to us, we may incur higher taxes than we anticipate, and our net income and ability to pay dividends could be hampered.
          We are a holding company incorporated in the Cayman Islands, which indirectly holds, through Home Inns Hong Kong and Hong Kong Ai Home Hotel Investment Limited, our subsidiaries in the PRC. We conduct substantially all of our business operations in China. The Enterprise Income Tax Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its non-PRC resident overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties that reduce such rate. Under a special arrangement between China and Hong Kong, dividends paid to enterprises incorporated in Hong Kong are subject to a preferential withholding tax rate of 5% provided that a Hong Kong resident enterprise owns over 25% of the PRC enterprise distributing the dividend and can be considered as a “beneficial owner” of the PRC enterprise. The State Administration for Taxation promulgated Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties on October 27, 2009, which provides guidance on the determination of “beneficial owners”. If our Hong Kong subsidiaries are not considered to be the “beneficial owners” of our PRC subsidiaries under this notice, any dividends paid by our PRC subsidiaries to our Hong Kong subsidiaries would be subject to withholding tax at a rate of 10%.
Our foreign ADS or ordinary share holders may be subject to PRC withholding tax on the dividends payable by us and upon gains realized on their sales of our ADSs or ordinary shares if we are classified as a PRC “resident enterprise.”
          Under the Enterprise Income Tax Law and its implementation rules, any gain realized by “non-resident enterprises” is subject to 10% withholding tax to the extent such gain is sourced within the PRC and (i) such “nonresident enterprise” has no establishment or premise in the PRC, or (ii) it has an establishment or premise in the PRC, but its income sourced within the PRC has no real connection with such establishment or premise, unless otherwise exempted or reduced by tax treaties. The Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If we are recognized as a PRC resident enterprise under the Enterprise Income Tax Law by the PRC tax authorities, we may be required to withhold PRC income tax on capital gains realized from sales of our ADSs or ordinary shares by and dividends distributed to our foreign ADS or ordinary share holders that are “non-resident enterprises”, as such income may be regarded as income from “sources within the PRC”. In such case, our foreign ADS or ordinary share holders that are “non-

resident enterprises” may become subject to a 10% withholding income tax under the Enterprise Income Law, unless any such foreign ADS or ordinary share holders is qualified for a preferential withholding rate or tax exemption under a tax treaty or tax law.
          If the PRC tax authorities recognize us as a PRC resident enterprise under the Enterprise Income Tax Law, our ADS holders who are not PRC tax residents and seek to enjoy preferential tax rates under relevant tax treaties will need to apply to the PRC tax authorities for recognition of eligibility for such benefits in accordance with Memorandum 124, issued by the PRC State Administration of Taxation on August 24, 2009. It is likely that eligibility will be based on a substantive analysis of the ADS holders’ tax residency and economic substance. With respect to dividends, the “beneficial owner” tests will also apply. If determined to be ineligible for treaty benefits, such an ADS holder would become subject to higher PRC tax rates on capital gains realized from sales of our ADSs and on dividends on our ADSs.
          In such circumstances, the value of such foreign ADS holders’ investment in our ADSs may be materially and adversely affected.
The M&A rule sets forth complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.
          On August 8, 2006, six PRC regulatory agencies, including the PRC Ministry of Commerce and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the approvals from Ministry of Commerce be obtained. We may continue to expand our business in part by acquiring complementary businesses or assets in China. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Risks Related to the Notes, Our Ordinary Shares and Our ADSs
The Notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.
          The Notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2011, our subsidiaries had no bank indebtedness to which the Notes would be structurally subordinated. All of our operations are conducted through our subsidiaries; however, our subsidiaries may incur such debt in the future. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the Notes.
We have made only limited covenants in the indenture for the Notes, and these limited covenants may not protect the investment in the Notes by a holder of the Notes.
          The indenture for the Notes does not:
•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the Notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the Notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the ordinary shares of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries, subject to the negative pledge described in “Description of the Notes—Negative Pledge”; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our ordinary shares, including ADSs or other securities ranking junior to the Notes.

          Furthermore, the indenture for the Notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the Notes, our ordinary shares and our ADSs but may not constitute a “change of control” that permits holders to require us to repurchase their Notes. For these reasons, holders of Notes should not consider the covenants in the indenture or the repurchase features of the Notes as a significant factor in evaluating whether to invest in the Notes.
The increase in the conversion rate applicable to Notes that holders convert in connection with certain fundamental changes may not adequately compensate holders of Notes for the lost option time value of their Notes that result from that fundamental change.
          If certain fundamental changes occur, we will under certain circumstances increase the conversion rate applicable to holders who convert their Notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this offering memorandum. See “Description of the Notes—Adjust to Conversion Rate Upon Certain Fundamental Changes.” Although the increase in the conversion rate is designed to compensate holders of Notes for the lost option time value of their Notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate holders of Notes for the loss.
The conversion costs for the Notes will be adjusted for certain corporate events, but holders of Notes have limited anti-dilution protection.
          The conversion costs of the Notes will be adjusted in the event that there is a sub-division, consolidation or re-denomination, rights issue, bonus issue, reorganization, capital distribution or other adjustment, including an offer or option plan that affects our ordinary shares and ADSs, but only in the circumstances and only to the extent provided in “Description of the Notes—Conversion of Notes.” There is no requirement under the terms and conditions of the Notes that there be an adjustment for every corporate or other event that may affect the value of our ordinary shares and ADSs. Events where no adjustment is made may adversely affect the value of our ordinary shares and ADSs, and in turn adversely affect the value of the Notes.
We may not have the ability to raise the funds to purchase the Notes upon a fundamental change.
          We in certain circumstances may be obligated to pay penalty interest on the Notes. If a fundamental change occurs, holders of the Notes may require us to repurchase, for cash, all or a portion of their Notes. We may not have sufficient funds for any required repurchase of the Notes or required payment of principal return, and we may have to refinance our credit facilities in order to make payments under the Notes. In addition the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a change of control. These agreements may also make our repurchase of Notes an event of default under such agreements. If we fail to pay interest on the Notes or to repurchase the Notes when required, we will be in default under the indenture governing the Notes. See “Description of the Notes—Events of Default.”
The market price of our ADSs is volatile, and may depress the value of the Notes.
          The market price of our ADSs experienced, and may continue to experience, significant volatility. During 2010, the trading price of our ADSs on the Nasdaq Global Market ranged from a low of 26.89 per ADS to a high of US$54.25 per ADS. From January 1, 2011 to May 18, 2011, the trading price of our ADSs on the Nasdaq Global Market has ranged from a low of US$32.05 per ADSs to a high of US$44.859 per ADS. Because the Notes are potentially convertible into our ADSs, volatility in the price of our ADSs may depress the trading price of the Notes. The risk of volatility and depressed prices of our ADSs and depressed value of our ordinary shares also applies to holders who receive ordinary shares upon conversion of their Notes.
          The market price for our ADSs has been and may continue to be volatile and subject to wide fluctuations in response to factors including the following:
•	revisions to our projected financial or operational performance by ourselves or by securities research analysts;

•	actual or anticipated fluctuations in our quarterly operating results;

•	conditions in the travel and lodging industries;

•	changes in the performance or market valuations of other lodging companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, expansions or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	potential litigation or administrative investigations; and

•	general economic or political conditions in China and elsewhere.
          In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs. These factors, among others, could significantly depress the trading price of the Notes and the value of our ADSs issued upon conversion of the Notes and the trading price of our ADSs.
We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.
          We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from our past capital markets fundraising activities, and from undrawn bank credit facilities available to us will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions, strategic acquisitions or other future developments, including any re-financing needs or any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all, particularly in light of the current global economic crisis.
Substantial future sales of our Notes, ADSs or ordinary shares in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.
          Additional sales of our Notes, ADSs or ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of our ADSs to decline. In particular, the holders of the Notes and certain holders of our ordinary shares may use this registration statement, together with a prospectus supplement if required, to sell their Notes, ADSs issuable on conversion of the Notes, and ordinary shares represented by ADSs, as applicable, in the manner described in this registration statement and and any such prospectus supplement. Sales of these or other securities of ours on the public market could cause the price of our ADSs to decline.
Because the right of holders of Notes to require repurchase of the Notes is limited, the market price of the Notes may decline if we enter into a transaction that is not a fundamental change under the indenture.
          The term “fundamental change” is limited and may not include every event that might cause the market price of the Notes to decline or result in a decrease in creditworthiness of the Notes. The term “fundamental change” does not apply to certain transactions in which at least 90% of the consideration paid for our ordinary shares in a merger or similar transaction is publicly traded common stock, shares or ADSs. Our obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Repurchase of the Notes at the Option of the Holders upon a Fundamental Change.”
Holders of Notes are not entitled to any rights with respect to our ordinary shares or ADSs, but are subject to all changes made with respect to our ordinary shares and ADSs.
          Holders of Notes are not entitled to any rights with respect to our ordinary shares or ADSs (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ordinary shares or ADSs), but are subject to all changes affecting the ordinary shares and ADSs. Holders of Notes will only be entitled to rights on the ordinary shares and ADSs if and when we issue ADSs to them in exchange for their Notes. For example, in the event that an amendment is proposed to our certificate of incorporation or articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to issue of the ADSs, holders of Notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any resulting changes in the powers, preferences or special rights that affect our ordinary shares and ADSs.

If an active and liquid trading market for the Notes does not develop, the market price of the Notes may decline and holders of Notes may be unable to sell their Notes.
          There is currently no public market for the Notes, and no active trading market might ever develop. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our ADSs, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.
          We have no plans to list the Notes on a securities exchange.
          The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market for the Notes may not develop, and Note holders may be unable to resell the Notes or may only be able to sell them at a substantial discount.
Our corporate actions are substantially controlled by our officers, directors and principal shareholders.
          As of December 31, 2010, our directors and officers beneficially owned a total of 5,440,911 of our ordinary shares. In addition, Beijing Tourism Group, through its affiliate, owned 13,446,959 of our ordinary shares as of December 31, 2010, and has the right to appoint, and has appointed, two directors of our company. Furthermore, Ctrip reported that it and its subsidiaries had acquired ADSs on the open market and ordinary shares from us through a private placement representing an aggregate of 14,400,765 of our ordinary shares; two of Ctrip’s co-founders and directors are also our co-founders and directors. If our officers, directors and these two principal shareholders choose to act in concert, they would beneficially own 40.7% of our ordinary shares (calculated as of December 31, 2010) and could exert substantial influence over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions. The concentration of our share ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs or the value of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders.
Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.
          Our articles of association contain provisions limiting the ability of others to acquire control of our company or cause us to enter into change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.
Provisions of the Notes could discourage an acquisition of us by a third party.
          Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of US$1,000. We may also be required to issue additional ADSs upon conversion in the event of a fundamental change.
Holders of our ADSs may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.
          Except as described in our Annual Report on Form 20-F for the year ended December 31, 2010, and in the deposit agreement for the ADSs, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs directly. Holders of our ADSs may instruct the depositary or its nominee how to exercise the voting rights attaching to the shares represented by the ADSs. However, holders of our ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that holders of our ADSs, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Holders of ADSs may not be able to participate in rights offerings and may experience dilution of their holdings as a result.
          We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.
ADS holders may be subject to limitations on transfer of our ADSs.
          ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
Unless we follow “home country” practices as a foreign private issuer under Nasdaq Marketplace Rule 5615(a)(3) (or such successor rule), we may be required to obtain a shareholder vote before entering into certain transactions that may potentially result in the issuance of more than 20% or more of our ordinary shares or voting power outstanding at the time the Notes are issued.
          Certain listings standards of the Nasdaq may limit the amount by which we may increase the conversion rate on our Notes pursuant to the events set forth in “Description of Notes—Conversion of Notes—Conversion Rate Adjustments”. These standards may require us to obtain the approval of our shareholders (including holders of the ADSs) before entering into certain transactions that may potentially result in the issuance of more than 20% or more of our ordinary shares or voting power outstanding at the time the Notes are issued unless we obtain shareholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions may apply at any time the Notes are outstanding, regardless of whether we then have a class of securities listed on the Nasdaq. Accordingly, if we enter into a transaction described in “Description of Notes—Conversion of Notes—Conversion Rate Adjustments” that would result in an increase in the conversion rate above that which would result in the Notes, in the aggregate, becoming convertible into ADSs representing shares in excess of such limitations, we will, if so required by these listing standards either (i) follow home country practices as a foreign private issuer under Nasdaq Marketplace Rule 5615(a)(3) (or such successor rule), in which case such shareholder approval would not apply, or (ii) if following home country is no longer available under Nasdaq rules, prior to entering into such transaction, obtain shareholder approval of such issuances in excess of such limitations. If we are unable to obtain such shareholder approval, the amount by which we may adjust the conversion rate may be capped in order to company with the Nasdaq Marketplace Rules in which case the adjustments to the conversion rate to which holders of Notes are entitled under the Notes will be limited which could adversely affect the value of the investment in the Notes by a holder of Notes.
You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and the majority of our officers reside outside the United States.
          We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our wholly owned subsidiaries in China. Most of our directors and officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult to effect service of process within the United States or elsewhere outside China upon our directors and officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.
          It may also be difficult or impossible for you to bring an action against us or against our directors and officers in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. Moreover, our PRC counsel has advised us that the

PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.
          Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2010 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.
          As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
The depositary of our ADSs, except in limited circumstances, has granted to us a discretionary proxy to vote the ordinary shares underlying the ADSs if ADS holders do not vote at shareholders’ meetings, which could adversely affect ADS holders’ interests.
          Under the deposit agreement for the ADSs, the depositary gave us a discretionary proxy to vote the ordinary shares underlying the ADSs at shareholders’ meetings if ADS holders do not vote, unless:
•	we have failed to timely provide the depositary with our notice of meeting and related materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.
          The effect of this discretionary proxy is that ADS holders cannot prevent ordinary shares underlying the ADSs from being voted, absent the situations described above. Holders of our ordinary shares are not subject to this discretionary proxy.
We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. Holders.
          Based on the price of our ADSs and ordinary shares and the composition of our income and assets, we believe that we were not a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for our taxable year ending December 31, 2010. However, the application of the PFIC rules is subject to ambiguity in several aspects and, in addition, we must make a separate determination each year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2011 or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The value of our assets generally will be determined by reference to the market price of our ADSs and ordinary shares, which may fluctuate considerably. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in any offering. In the event that we become classified as a PFIC, we do not intend to prepare or provide the information that would enable U.S. Holders to make an election to treat us as a qualified electing fund. Further, if we were treated as a PFIC for any taxable year during which a U.S. Holder held an ADS or an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. Holder. For the definition of “U.S. Holder” and a more detailed discussion of United States federal income tax consequences to U.S. Holders, see “Taxation.”

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
          This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our current expectations and projections. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other and similar expressions. Forward-looking statements involve inherent risks and uncertainties.
          We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:
•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	expected changes in our revenues and certain cost or expense items;

•	our ability to attract customers and leverage our brand;

•	trends and competition in the lodging industry; and

•	our ability to develop new hotels at desirable locations in a timely and cost-effective manner.
          You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents incorporated by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus and the documents incorporated by reference include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
          We will not receive any of the proceeds from the Notes or the ADSs issuable upon conversion of the Notes being offered by this prospectus, including the ordinary shares represented by ADSs. The holders of Notes and ADSs issued upon conversion of the Notes will not cover any of the expenses that are incurred by us in connection with the registration of the Notes or ordinary shares underlying the ADSs issuable upon conversion of the Notes, but they will pay any underwriting and brokerage fees and commissions for sales of such securities and the fees and expenses of any advisors that they engage.
          Similarly, we will not receive any proceeds from sales by the Ctrip Entities of ADSs, including ordinary shares represented by ADSs.

RATIO OF EARNINGS TO FIXED CHARGES
          The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings is calculated by adding back fixed charges and amortization of capitalized interest to pre-tax income from continuing operations and subtracting capitalized interest. Fixed charges consist of interest expensed and capitalized and an estimate of the interest within rental expense.

	Year Ended December 31,
	2006	2007	2008	2009	2010
Ratios of earnings to fixed charges	2.4	2.0	1.7	2.6	3.3

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES
          Our ADSs, each representing two of our ordinary shares, have been listed on the Nasdaq Global Market since October 26, 2006. Our ADSs trade under the symbol “HMIN.”
          The following table provides the high and low closing prices for our ADSs on the Nasdaq Global Market for each period indicated.

	Trading Price
	High	Low
	US$	US$
Annual Highs and Lows
2006 (from October 26, 2006)	39.02	21.50
2007	50.08	24.00
2008	36.00	7.00
2009	37.93	7.63
2010	53.66	27.89

Quarterly Highs and Lows
First Quarter 2009	10.28	7.63
Second Quarter 2009	18.34	9.75
Third Quarter 2009	30.75	13.22
Fourth Quarter 2009	37.93	25.51
First Quarter 2010	40.06	27.89
Second Quarter 2010	41.75	30.79
Third Quarter 2010	50.79	37.30
Fourth Quarter 2010	53.66	39.67
First Quarter 2011	40.83	32.55

Monthly Highs and Lows
2010
November	51.60	44.82
December	47.29	39.67
2011
January	40.25	33.73
February	34.96	32.55
March	40.83	34.00
April	44.48	41.41
May (through May 18, 2011)	42.90	38.27

CAPITALIZATION AND INDEBTEDNESS
          You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated by reference herein.
          The following table sets forth our capitalization and indebtedness as of December 31, 2010.

	As of December 31, 2010
	Actual
	RMB	US$
	(in thousands)
Indebtedness:
Convertible bonds	159,402	24,343
Financial liability (Convertible bond measured at fair value)	1,227,577	187,465
Shareholder equity:
Ordinary shares (US$0.005 par value; 200,000,000 shares authorized, 81,716,084 shares issued and outstanding)	3,257	497
Additional paid-in capital	1,913,734	292,249
Statutory reserve	94,114	14,372
Retained earnings	732,194	111,814
Non-controlling interest	11,044	1,687
Total shareholders’ equity	2,754,343	420,620
Total capitalization	4,141,322	632,427

EXCHANGE RATE INFORMATION
               Our business is conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders are expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the certified exchange rate published by the Federal Reserve Board. Unless otherwise noted, all translations of financial data from RMB to U.S. dollars in this prospectus were made at a rate of RMB 6.5483 to US$1.00, the certified exchange rate in effect as of March 31, 2011. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On May 13, 2011 the noon buying rate was RMB 6.4977 to US$1.00.
               The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.

	Noon Buying Rate
	Period
Period	End	Average(1)	Low	High
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
November	6.6670	6.6538	6.6892	6.6330
December	6.6000	6.6497	6.6745	6.6000
2011
January	6.6017	6.5964	6.6364	6.5809
February	6.5713	6.5761	6.5965	6.5520
March	6.5483	6.5645	6.5743	6.5483
April	6.4900	6.5267	6.5477	6.4900
May (through May 13, 2011)	6.4977	6.4939	6.4986	6.4915

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES
          We were incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:
•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.
          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.
          Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
          All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
          We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States and Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in connection with this offering.
          Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
          Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which is neither obtained in a manner nor is of a kind the enforcement of which is against natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
          Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

DESCRIPTION OF THE NOTES
          We have issued the Notes under an indenture dated as of December 21, 2010 between us and The Bank of New York Mellon, as trustee. We have also entered into a registration rights agreement dated as of December 21, 2010 pursuant to which we have agreed, for the benefit of the holders of Notes, to file a shelf registration statement with the SEC covering resale of the Notes and the ADSs issuable upon conversion of the Notes, including the ordinary shares represented by the ADSs. The terms of the Notes include those expressly set forth in the indenture and the Notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.
          The following description is only a summary of the material provisions of the Notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes, the indenture and the registration rights agreement, including the definitions of certain terms used therein. We urge you to read those documents in their entirety because they, and not this description, define the rights of holders of the Notes. You may request copies of those documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
          For purposes of this section, references to “we”, “us” and “our” refer solely to Home Inns & Hotels Management Inc. and not to its subsidiaries and references to “holders” refer to holders of the Notes.
General
     The Notes
          The Notes:
•	are limited to $184,000,000 aggregate principal amount;

•	bear interest at a rate of 2.00% per annum on the principal amount, payable semi-annually in arrears, on June 15 and December 15 of each year, commencing on June 15, 2011 to holders of record at the close of business on the preceding June 1 and December 1, respectively;

•	are payable in US dollars;

•	bear additional interest if we fail to comply with certain obligations set forth under “—Registration Rights; Additional Interest”;

•	are convertible by holders of Notes into ADSs representing our ordinary shares as described below under “—Conversion of Notes;”

•	are subject to repurchase by us at the option of the holders upon the occurrence of a “fundamental change” (as defined below under “ —Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”;

•	mature on December 15, 2015, unless earlier converted or repurchased; and

•	are represented by one or more global notes, but in certain limited circumstances may be represented by certificated Notes, as described below under “—Book-Entry Delivery and Form”.
          The indenture does not contain any financial covenants and, subject to the negative pledge described herein and in the indenture, does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of highly leveraged transactions by us or a fundamental change in us, except to the extent described under “—Negative Pledge,” “—Conversion of Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes,” “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

          The Notes are our general unsecured obligations, ranking equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our future indebtedness that is expressly subordinated to the Notes. Our obligations under the Notes are not guaranteed by any of our subsidiaries, are effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing those obligations (unless the holders share equally and ratably in such collateral) and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade credit. As of May 18, 2011, we had US$209.9 million in senior indebtedness outstanding (excluding trade payables and accrued liabilities), including US$185.5 million of the Notes and RMB 159.7 million (US$24.4 million) of our U.S. dollar-settled zero coupon convertible senior bonds due December 10, 2012, no subordinated indebtedness outstanding and no secured indebtedness outstanding. As of May 18, 2011, our subsidiaries had no indebtedness outstanding (excluding accounts payable, commissions and bonuses payable, other accrued liabilities, deferred revenue and intercompany liabilities), to which the Notes are effectively subordinated.
          No sinking fund is provided for the Notes.
          We will maintain an office where the Notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the Notes were issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and are represented by one or more global notes. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by DTC, Euroclear or Clearstream, or the respective nominees, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global notes held in DTC, Euroclear or Clearstream, see “—Book-Entry Delivery and Form.” We may pay interest (including additional interest, if any) by means of a check mailed to each holder at its address as it appears in the Note register; provided, however, that holders with Notes in an aggregate principal amount in excess of $2,000,000 will be paid, at their written election, by wire transfer in immediately available funds; provided further, however, that payments to DTC or Euroclear or Clearstream will be made by wire transfer of immediately available funds to the account of DTC or its nominee or Euroclear or Clearstream, as applicable. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.
          Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any Notes for which the holder has delivered, and not validly withdrawn, a repurchase notice, except, in the case of a partial repurchase, with respect to that portion of the Notes not being repurchased.
          Certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes and any ADSs representing our ordinary shares received upon conversion of the Notes are summarized in this prospectus under “Taxation—United States Federal Income Taxation.”
          We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional notes in the future on the same terms, except for any differences in the issue price and interest accrued, if any, prior to the issue date of such additional notes; provided that no such additional notes may be issued unless fungible with the Notes for U.S. federal income tax purposes; and provided further that the additional notes have the same CUSIP number as the Notes. The Notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.
          We may, to the extent permitted by law, also from time to time purchase the Notes in the open market or negotiated transactions without prior notice to holders.
Principal; Maturity
          The Notes were initially limited to $184,000,000 in aggregate principal amount. The Notes will mature on December 15, 2015, unless earlier converted, or repurchased.
Interest
          The Notes will bear interest at a rate of 2.00% per annum on the principal amount from December 21, 2010. We will pay interest semi-annually, in arrears, on each June 15 and December 15, beginning on June 15, 2011, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively; provided, however, that:
•	we will not pay accrued interest on any Notes when they are converted, except as described under “—Conversion of Notes,” and

•	on the maturity date, we will pay accrued interest to the person to whom we pay the principal amount, regardless of whether such person is such holder of record.
          Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 21, 2010. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
          Interest will cease to accrue on a Note upon its maturity or earlier conversion or repurchase.
          All references to “interest” in this prospectus are deemed to include additional interest, if any, that is payable, if applicable, under “—Registration Rights; Additional Interest,” and additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default.”
Negative Pledge
          So long as any Note remains outstanding, we will not create or permit to subsist, and will procure that no subsidiary will create or permit to subsist, any security upon the whole or any part of our property, assets or revenues, present or future, to secure any international investment securities or to secure any guarantee of or indemnity in respect of, any international investment securities unless, at the same time or prior thereto, our obligations under the Notes and the indenture (a) are secured equally and ratably therewith, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by holders of a majority in aggregate principal amount of the Notes then outstanding.
     As used herein:
          “international investment securities” means any present or future indebtedness in the form of, or represented by, bonds, debentures, notes or other investment securities which are for the time being, or are intended to be or capable of being, quoted, listed, ordinarily dealt in or traded on any stock exchange or over-the-counter or other securities market; and
          “security” means a mortgage, charge, pledge, lien or other form of encumbrance or security interest securing any obligation of any person.
Optional Redemption
     The Notes will not be redeemable prior to stated maturity.
Conversion of Notes
     General
          At any time from the date of this prospectus until the close of business on the business day immediately preceding the maturity date, a holder may convert its Notes into our ADSs. Holders may only convert Notes with a principal amount of $1,000 or a multiple of $1,000. The conversion rate is initially 20.2560 ADSs per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $49.37 per ADS). The conversion rate is subject to adjustment as described below under “—Conversion Rate Adjustments.”
          No fractional ADSs will be issued upon conversion; in lieu thereof, a holder that otherwise would be entitled to a fractional ADS will receive a cash payment of the fractional amount based upon the applicable closing price of our ADSs.
          If a holder exercises its right to require us to repurchase its Notes as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change,” such holder may convert its Notes only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.
          The ability to surrender Notes for conversion will expire at the close of business on the business day immediately preceding the maturity date.
          If the number of our ordinary shares represented by the ADSs is changed, we will make appropriate adjustment to the conversion rate such that the number of our ordinary shares represented by the ADSs into which the Notes are convertible remains the same.

          On conversion, the holders of Notes will, to the extent they receive any ADSs upon conversion, also receive (to the same extent as other holders of our ADSs and in the manner described in the deposit agreement) any issuance or distribution of preferred shares, or any other securities or rights, made to our ordinary shareholders by our board of directors or us pursuant to the anti-takeover provisions in our articles of association, whether or not such securities or rights were issued or distributed prior to conversion. For additional information regarding distributions to holders of our ordinary shares see “Description of Share Capital” and “Description of American Depositary Shares” elsewhere in this prospectus.
          In accordance with the deposit agreement, dated as of October 31, 2006, by and among us, The Bank of New York, as depositary, and the owners and beneficial owners of our ADSs, we will undertake to issue to the custodian thereunder, such ordinary shares required for the issuance of the ADSs by the depositary upon conversion of the Notes, plus written delivery instructions (if requested by the depositary or the custodian) for such ADSs and any other information or documentation required by the depositary or the custodian in connection with each issue of ordinary shares and issuance and delivery of ADSs. The delivery of ADSs by the depositary to holders upon conversion of their Notes or their designated transferees will be governed by the terms of the deposit agreement. On and after December 21, 2011, the depositary’s obligation to accept deposits of our ordinary shares issued upon conversion of the Notes in exchange for ADSs will be conditioned upon our delivery to the depository of an opinion of our U.S. counsel.
     Conversion Procedures
          The right of conversion attaching to any Note may be exercised (1) if such Note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC or (2) if such Note is represented by a certificated security, by delivery of such Note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. In each case, a conversion notice must also be accompanied by the payment of any funds required to be paid in respect of accrued and unpaid interest (including additional interest, if any) and/or taxes, as described further below. In addition, the converting Note holder must pay the depositary’s issuance fee of $0.05 per ADS. Once delivered, a conversion notice will be irrevocable.
          The conversion date will be the date on which the Note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. We will be required to deliver ADSs deliverable upon a conversion of the Notes on the third trading day following the applicable conversion date.
          Except as provided in the immediately following sentence and in the next paragraph, no separate payment or adjustment will be made for accrued and unpaid interest, including additional interest, if any, on a converted Note or for dividends or distributions on any ADSs issued upon conversion of a Note. By delivering to the holder the ADSs issuable upon conversion, together with a cash payment in lieu of fractional ADSs, if any, we will satisfy our obligation with respect to the conversion of the Notes. Any accrued but unpaid interest will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.
          If a holder converts Notes after 5:00 p.m., New York City time, on a regular record date for an interest payment but prior to 9:00 a.m., New York City time, on the corresponding interest payment date, it will receive on the corresponding interest payment date the interest, including additional interest, if any, accrued and unpaid on those Notes, notwithstanding the conversion of those Notes prior to the interest payment date, assuming such holder was the holder of record on the corresponding record date. However, except as provided in the next sentence, a holder who converts Notes after 5:00 p.m., New York City time, on a regular record date for an interest payment but prior to 9:00 a.m., New York City time, on the corresponding interest payment date must pay us an amount equal to the interest, including additional interest, if any, that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. Such payment is not required to be made:
•	if the Notes are surrendered for conversion in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	if the Notes are surrendered for conversion prior to a scheduled repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	if the Notes are surrendered for conversion after the record date for the final interest payment on the Notes; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to the Notes being converted.

          Holders of Notes are not required to pay any taxes or duties relating to the issuance or delivery of our ADSs upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance of the ADSs in a name other than the name of the holder of the Note. ADSs will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.
          For a discussion of certain tax considerations applicable to a holder that converts Notes, see “Taxation—United States Federal Income Taxation.”
          We expect any newly issued ADSs to be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of ADSs unless the converting Note holder requests otherwise as provided in the deposit agreement.
          We have agreed to take all such actions and obtain all such approvals and registrations with respect to the conversion of the Notes into ADSs and the issuance, and deposit into the ADS facility, of the ordinary shares represented by such ADSs. We also undertook to maintain, as long as the Notes are outstanding, the effectiveness of a registration statement on Form F-6 relating to our ADSs and an adequate number of ADSs available for issuance thereunder such that ADSs can be delivered in accordance with the terms of the indenture, the Notes and the deposit agreement upon conversion of the Notes.
          If our ADS facility maintained with The Bank of New York Mellon, as depositary, is terminated for any reason, the Notes will become convertible into ordinary shares. In such case, all references to our ADSs will be deemed to refer to our ordinary shares, all references to the “closing trading price” of our ADSs will be deemed to refer to the “closing trading price” of our ordinary shares, and other appropriate adjustments, including adjustments to the applicable conversion rate, will be made to reflect such change. In making such adjustments, where currency translations between U.S. dollars and any other currency are required, the exchange rate in effect on the date of determination will apply.
     Conversion Rate Adjustments
          Adjustment Events. As of the date of this prospectus, each ADS represents two ordinary shares. If the number of our ordinary shares represented by ADSs is changed, we will make appropriate adjustment to the conversion rate such that the number of ordinary shares represented by ADSs upon which conversion of the Notes is based remains the same. In addition, the conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if (i) holders of the Notes participate, as a result of holding the Notes, in any of the transactions described below without having to convert their Notes, (ii) holders of ADSs are not eligible to participate in the relevant transaction described below or (iii) appropriate adjustments to the number of ordinary shares represented by each ADS have been made for the relevant transactions described below.
          (1) If we issue our ordinary shares as a dividend or distribution on our ordinary shares, which dividend or distribution consists exclusively of our ordinary shares, or effect a share split or share combination of our outstanding ordinary shares, the conversion rate will be adjusted based on the following formula:

CR(1)	= CR(0)	X	OS(1) OS(0)
     where,
CR(0) =	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date of such dividend or distribution, or the effective date of such split or combination, as applicable;

CR(1) =	the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date of such share split or share combination;

OS(0) =	the number of our ordinary shares outstanding immediately prior to the opening of business on such ex-dividend date of such dividend or distribution or effective date of such share split or share combination; and

OS(1) =	the number of our ordinary shares outstanding immediately after the opening of business on such ex-dividend date for such dividend or distribution or effective date of such share split or share combination.

          Any adjustment made pursuant to this clause (1) shall become effective immediately after 9:00 am, New York City time, on the business day following the ex-dividend date for such dividend or distribution, or the effective date for such split or combination. If any dividend or distribution of the type described in this clause (1) is declared but not paid or made, or the outstanding ordinary shares are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or to effect such split or combination, to the conversion rate that would then be in effect if such dividend or distribution, or such split or combination, had not been declared or announced.
          (2) If we issue, to all or substantially all holders of our ordinary shares (directly or in the form of ADSs), rights, warrants or options entitling them for a period of not more than 60 calendar days after the announcement of such issuance to subscribe for or purchase our ordinary shares (directly or in the form of ADSs), at a price per share or a conversion price per share less than the average of the closing trading prices of our ADSs for the 10 consecutive trading days immediately preceding the date that such distribution was first publicly announced, divided by the number of ordinary shares then represented by one ADS, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

CR(1)	= CR(0) X	OS(0) + X OS(0) + Y
          where,
CR(0) =	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date for such issuance;

CR(1) =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS(0) =	the number of our ordinary shares outstanding immediately prior to the opening of business on such ex-dividend date;

X =	the total number of our ordinary shares (directly or in the form of ADSs) issuable pursuant to such rights, warrants or options; and

Y =	the number of our ordinary shares equal to the aggregate price payable to exercise such rights, warrants or options divided by the quotient of (a) the average of the closing trading prices of our ADSs for the 10 consecutive trading days immediately preceding the date that the distribution of such rights, warrants or options was first publicly announced, divided by (ii) the number of ordinary shares then represented by one ADS.
          The foregoing adjustment shall be successively made whenever any such rights, warrants or options are issued and shall become effective immediately after 9:00 am, New York City time, on the of business day following the ex-dividend date for such issuance. If such rights, warrants or options are not so issued, the conversion rate will be immediately readjusted to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not been fixed. In addition, to the extent that such rights, warrants or options are not exercised prior to their expiration and our ordinary shares (directly or in the form of ADSs) are not delivered upon exercise of such rights, warrants or options, the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of only the number of our ordinary shares actually delivered (directly or in the form of ADSs).
          In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our ordinary shares (directly or in the form of ADSs) at less than such average of the closing trading prices, and in determining the aggregate offering price of our ordinary shares, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.
          (3) If we distribute to all or substantially all holders of our ordinary shares (directly or in the form of ADSs), evidences of indebtedness or other non-cash assets, including securities, rights or warrants, but excluding:
•	dividends or distributions referred to in clause (1) or rights, warrants or options referred to in clause (2) above;

•	the initial distribution of rights issued pursuant to a shareholder rights plan; provided that such rights plan provides for the issuance of such rights with respect to ADSs issued upon conversion of the Notes;

•	dividends or distributions pursuant to the subsection entitled “Treatment of Reference Property;”

•	distributions in connection with any liquidation, dissolution or winding-up;

•	dividends or distributions paid exclusively in cash to which the provisions set forth below in clause (4) apply; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;
            then the conversion rate will be adjusted based on the following formula:

CR(1)	= CR(0)	X	SP(0)
SP(0) - FMV
          where,
CR(0) =	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date for such distribution;

CR(1) =	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

SP(0) =	the average of the closing trading prices of our ADSs for the 10 consecutive trading days immediately preceding the ex-dividend date for such distribution, divided by the number of ordinary shares then represented by each ADS; and

FMV =	the fair market value (as determined by our board of directors) of the ordinary shares, evidences of indebtedness, assets or property distributed with respect to each of our outstanding ordinary shares, as of the open of business on the ex-dividend date for such distribution.
          With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our ordinary shares (directly or in the form of ADSs) of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” that are or, when issued, will be listed or quoted on a national securities exchange or market, the conversion rate will instead be adjusted based on the following formula:

CR(1)	= CR(0)	X	FMV(0) + MP(0)
MP(0)
          where
CR(0) = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR(1) =	the conversion rate in effect immediately after the end of the valuation period;

FMV(0) =	the average of the closing trading prices of the capital stock or similar equity interest distributed to holders of our ordinary shares (directly or in the form of ADSs) applicable to one share of our ordinary shares over the first 10 consecutive trading day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP(0) =	the average of the closing trading prices of our ADSs over the valuation period, divided by the number of ordinary shares then represented by each ADS.
       The adjustment to the conversion rate under clause (3) will occur immediately after the open of business on the day after the last day of the valuation period; provided that in respect of any conversion prior to the last day of the valuation period, the adjustment to the conversion rate shall be given effect for purposes of such conversion and for such purposes references with respect to the last day of the valuation period shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of the spin-off and the conversion date in determining the applicable conversion rate.
          If any dividend or distribution described in this clause (3) is not so paid or made, the conversion rate shall again be immediately readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
          (4) If we pay any dividend or make any distribution (other than in connection with a liquidation, dissolution or winding up of our company) consisting exclusively of cash to all or substantially all holders of our ordinary shares, the conversion rate will be adjusted based on the following formula:

CR(1)	= CR(0)	X	SP(0)
SP(0) - C
          where,
CR(0) =	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date for such dividend or distribution;

CR(1) =	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP(0) =	the average closing trading prices of our ADSs over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution, divided by the number of ordinary shares then represented by each ADS; and

C =	the amount in cash per share we distribute to holders of our ordinary shares (directly or in the form of ADSs).
          The adjustment to the conversion rate under clause (4) will become effective immediately after 5:00 pm, New York City time, on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall again be immediately readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
          (5) If we or any of our subsidiaries purchases our ordinary shares (directly or in the form of ADSs) pursuant to a tender offer or exchange offer made at a price per share in excess of the average closing trading prices for one ADS over the 10 consecutive trading days immediately preceding the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, divided by the number of ordinary shares then represented by each ADS, the conversion rate will be increased based on the following formula:

CR(1)	= CR(0)	X	AC + (SP(1) X OS(1))
OS(0) X SP(1)
where,

CR(0) =	the conversion rate in effect immediately prior to the expiration date;

CR(1) =	the conversion rate in effect immediately after the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS(0) =	the number of our ordinary shares outstanding immediately prior to the date such tender or exchange offer expires;

OS(1) =	the number of our ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP(1) =	the average of the closing trading prices of our ADSs over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires, divided by the number of ordinary shares then represented by each ADS.
          The adjustment to the conversion rate under clause (5) will occur at the close of business on the 10th trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, the adjustment to the conversion rate shall be given effect for purposes of such conversion and for such purposes references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.
          In the event that we are obligated to purchase our ordinary shares (directly or in the form of ADSs) pursuant to any such tender or exchange offer, but we are permanently prevented under applicable law or otherwise from effecting any such purchases or exchange, or all such purchases or exchanges are rescinded, then the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect if such tender or exchange offer had not been made.
          Except as stated herein, we will not adjust the conversion rate for the issuance of our ordinary shares or ADSs or any securities convertible into or exchangeable for our ordinary shares or ADSs or the right to purchase our ordinary shares or ADSs or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of an adjustment pursuant to clause (1) above).
          As used in this section, “ex-dividend date” means the first date on which our ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.
          Adjustment for Changes in Ordinary Share-to-ADS Ratio. To the extent that the number of ordinary shares represented by each ADS is changed, appropriate adjustments to the conversion rate adjustments described above (which may include ignoring such provision, if appropriate) will be made to reflect such change.
          Treatment of Rights. We do not currently have a rights plan relating to our ordinary shares or ADSs. To the extent that we have a rights plan in effect upon conversion of the Notes into ADSs, holders of Notes will receive, in addition to ADSs received in connection with such conversion, the rights under the rights plan with respect to such ADSs, unless prior to any conversion, the rights have separated from the ADSs, in which case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our ordinary shares (directly or in the form of ADSs), evidences of indebtedness or other non-cash assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights, and further adjusted in the event of certain events affecting such rights following any separation from the ordinary shares (directly or in the form of ADSs). Any distribution of rights or warrants pursuant to a rights plan that would allow holders of Notes to receive upon conversion, in addition to our ordinary shares or ADSs, the rights described therein with respect to such ordinary shares (directly or in the form of ADSs) (unless such rights or warrants have separated from the ordinary shares) shall not constitute a distribution of rights or warrants that would entitle holders of Notes to an adjustment to the conversion rate.
          Tax Effect. Holders of Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Taxation—United States Federal Income Taxation” below for a more detailed discussion.
          Voluntary Increase of Conversion Rate. We are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also increase the conversion rate to avoid or diminish income tax to holders of our ordinary shares (directly or in the form of ADSs) in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
          Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of an ADS. No adjustment in the conversion rate shall be required unless the adjustment would result in a change in the conversion rate of at least 1%; provided, however, that any adjustment which by reason of the foregoing is not required to be made shall be carried forward and taken into account in determining any subsequent adjustment or in connection with any conversion of Notes. Notwithstanding the foregoing, upon any conversion of Notes (solely with respect to the Notes to be converted), we will give effect to all adjustments that we have otherwise deferred pursuant to the immediately preceding sentence.

          No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of our ordinary shares.
          Treatment of Reference Property. In the event of:
•	any reclassification of our ordinary shares,

•	a consolidation, merger or combination involving us,

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety, or

•	a statutory share exchange,
in which holders of our outstanding ordinary shares (directly or in the form of ADSs) would be entitled to receive ordinary shares, ADSs, or other securities, property, assets or cash (or any combination thereof) for their ordinary shares (directly or in the form of ADSs), then, at the effective time of the transaction, we, or such successor, purchasing or transferee person, as the case may be, shall execute and deliver to the trustee a supplemental indenture (in form and substance reasonably satisfactory to the Trustee) providing that a holder shall have the right to convert such Note into the kind and amount of ordinary shares, ADSs, or other securities, property, assets or cash (or combination thereof) that a holder of a number of ordinary shares (directly or in the form of ADSs) equal to the conversion rate in effect immediately prior to the consummation of such transaction would have owned or been entitled to receive (the “reference property”) in connection with such transaction. If the transaction causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our ordinary shares (directly or in the form of ADSs) that affirmatively make such election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
          Events That Will Not Result in Adjustment. The conversion rate will not be adjusted, among other things:
•	upon the issuance of any of our ordinary shares (directly or in the form of ADS) pursuant to any existing or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our ordinary shares under any plan;

•	upon the issuance of any of our ordinary shares (directly or in the form of ADS) or options or rights to purchase our ordinary shares pursuant to any existing or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any of our ordinary shares (directly or in the form of ADS) pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•	for a change in the par value of our ordinary shares; or

•	for accrued and unpaid dividends or interest (including additional interest, if any).
          Nasdaq Marketplace Rule Concerning Shareholder Approval. Notwithstanding the above, certain listings standards of the Nasdaq may limit the amount by which we may increase the conversion rate pursuant to the events described above. These standards may require us to obtain the approval of our shareholders (including holders of the ADSs) before entering into certain transactions that may potentially result in the issuance of more than 20% or more of our ordinary shares or voting power outstanding at the time the Notes are issued unless we obtain shareholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions may apply at any time the Notes are outstanding, regardless of whether we then have a class of securities listed on the Nasdaq. Accordingly, if we enter into a transaction described above under “—Conversion Rate Adjustments” that would result in an increase in the conversion rate above that which would result in the Notes, in the aggregate, becoming convertible into ADSs representing shares in excess of such limitations, we will, if so required by these listing standards, either (i) follow home country practices as a foreign private issuer under Nasdaq Marketplace Rule 5615(a)(3) (or such successor rule), in which case such shareholder approval requirements would not apply, or (ii) if following home country practices is no longer available under Nasdaq rules, prior to entering into such transaction, obtain shareholder approval of such issuances in excess of such limitations. See “Risk Factors—Risks Related to the Notes, Our Ordinary Shares and Our ADSs—Unless we follow “home country” practices as a foreign private issuer under Nasdaq Marketplace Rule 5615(a)(3) (or such successor rule), we may be required to obtain a shareholder vote before entering into certain transactions that may potentially result in the issuance of more than 20% or more of our ordinary shares or voting power outstanding at the time the Notes are issued.”
Adjustment to Conversion Rate upon Certain Fundamental Changes
          If a holder elects to convert its Notes in connection with a fundamental change described under clause (1) or (2) of the definition of a fundamental change set forth in “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” (without giving effect to the proviso in clause (2) of such definition but subject to the paragraph immediately following clause (4) of the definition thereof) (each such fundamental change, a “make-whole fundamental change”) occurring prior to December 15, 2015, we will increase the conversion rate as described below for Notes so surrendered for conversion. The number of additional ADSs by which the conversion rate is increased (the “additional ADSs”) will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective (the “effective date”) and the price (the “ADS price”) paid, or deemed to be paid, per ADS in the transaction or series of related transactions constituting such make-whole fundamental change, subject to adjustment as described in the second paragraph following this paragraph, below. If holders of our ADSs receive only cash in such transaction, the ADS price will be the cash amount paid per ADS. Otherwise, the ADS price will be the average of the closing trading prices of our ADSs on the five trading days prior to but excluding the effective date of such make-whole fundamental change. We will notify Note holders of the anticipated effective date of any make-whole fundamental change resulting in an adjustment as soon as practicable and if possible at least 10 trading days prior to such date.
          A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent during the period that begins on (and includes) the first public announcement of an event constituting a make-whole fundamental change and ends at the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”).
          The number of additional ADSs issuable upon conversion will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments.” The ADS prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the ADS prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
          The following table sets forth an indicative number of additional ADSs to be received per $1,000 principal amount of Notes:

	Stock Price
Effective Date	$41.14	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00
December 21, 2010	4.0512	3.7535	2.8771	2.2315	1.7469	1.0909	0.6897	0.4343	0.2669	0.1256
December 15, 2011	4.0512	3.7218	2.7940	2.1804	1.7244	1.0428	0.6390	0.3904	0.2332	0.1020
December 15, 2012	4.0512	3.6996	2.7440	2.1076	1.5965	0.9125	0.5278	0.3033	0.1686	0.0583
December 15, 2013	4.0512	3.5218	2.5994	1.8338	1.3018	0.6654	0.3423	0.1726	0.0807	0.0115
December 15, 2014	4.0512	3.1880	1.9907	1.2284	0.7511	0.2755	0.0981	0.0306	0.0033	0.0000
December 15, 2015	4.0512	1.9662	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact ADS price and effective dates may not be set forth on the table, in which case, if the ADS price is:
•	between two ADS price amounts on the table or the effective date is between two dates on the table, the number of additional ADSs will be determined by straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $125.00 per ADS (subject to adjustment), no additional ADS will be issued upon conversion; or

•	less than $41.14 per ADS (subject to adjustment), no additional ADS will be issued upon conversion.
          Notwithstanding the foregoing, in no event will the total number of additional ADSs issuable upon conversion exceed 4.0512 ADSs per $1,000 principal amount of the Notes, subject to adjustments in the same manner as the conversion rate.
          Our obligation to deliver the additional ADSs to holders that convert their Notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Repurchase of Notes at the Option of Holders upon a Fundamental Change
          In the event of a fundamental change (as defined below in this section) each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder’s Notes in multiples of $1,000 principal amount, at a price in cash for each $1,000 principal amount of such Notes equal to 100% of the principal amount of such Notes tendered, plus any accrued and unpaid interest, including any additional interest, if any, to, but excluding, the repurchase date. However, if the repurchase date is after a regular record date but on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on such record date and not to the holder submitting the Notes for repurchase. We will be required to repurchase the Notes on the date specified by us that is not less than 20 nor more than 45 business days after the date we give notice to the Note holders.
          Within 15 business days after a fundamental change has become effective, we must mail or otherwise furnish to all holders of Notes at their addresses shown in the register of the registrar (in a manner reasonably calculated to inform all beneficial owners as required by applicable law) notice regarding the fundamental change, which notice must state, among other things:
•	the events that caused such a fundamental change;

•	the effective date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying and conversion agents;

•	the then-applicable conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

•	that Notes with respect to which a repurchase notice has been given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture;

•	that a holder must exercise its repurchase right by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date;

•	that a holder has the right to withdraw any Notes tendered for repurchase prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date;

•	the CUSIP number of the Notes; and

•	the procedures that holders must follow to exercise these rights.
          To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:
•	if certificated Notes have been issued, the certificate numbers of the holder’s Notes to be delivered for repurchase, or if certificated Notes have not been issued, the holder’s notice must comply with appropriate DTC, Euroclear or Clearstream procedures, as applicable;

•	the portion of the principal amount of Notes to be repurchased, which portion must be $1,000 or a multiple of $1,000; and

•	that such Notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

          A holder may withdraw any repurchase notice (in whole or in part) by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:
•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if certificated Notes have not been issued, the holder’s notice must comply with appropriate DTC, Euroclear or Clearstream procedures, as applicable;

•	the principal amount of Notes being withdrawn; and

•	the principal amount, if any, of the Notes that remain subject to a repurchase notice.

•	In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Notes upon a fundamental change.
          Our obligation to pay the repurchase price for a Note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such Note to be paid on the repurchase date or if the Note is delivered subsequent to the repurchase date within two business days of the time of delivery of such Note.
          If the paying agent holds money sufficient to pay the repurchase price of a Note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date:
•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered or transferred to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the Notes).
          A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
          (1) any “person” or “group” (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person is or has become the “beneficial owner,” directly or indirectly, of our shares representing 50% or more of the total voting power of all outstanding classes of our shares or has the power, directly or indirectly, to elect a majority of the members of our board of directors;
          (2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us; provided, however, that any such transaction (a) solely for purposes of changing the jurisdiction of our organization and pursuant to which our ordinary shares is not changed or exchanged except to the extent necessary to reflect a change in the jurisdiction of our organization or (b) pursuant to which the persons that “beneficially owned” directly or indirectly, our ordinary shares immediately prior to such transaction beneficially own, directly or indirectly, our ordinary shares representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person or the parent entity thereof immediately after such transaction, shall not be a fundamental change pursuant to this clause (2);
          (3) the termination of trading of our ADSs (or other common equity interests (or depositary receipts or other certificates representing common equity interests) into which the Notes are then convertible) or our ordinary shares represented by our ADSs, which will be deemed to have occurred if our ADSs (or other common equity interests (or depositary receipts or other certificates representing common equity interests) into which the Notes are then convertible) or our ordinary shares represented by our ADSs are not listed on a U.S. national securities exchange; or
          (4) the adoption of a plan relating to our liquidation or dissolution.

          However, a fundamental change will not be deemed to have occurred if, in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation otherwise constituting the fundamental change consists of ordinary shares or depositary receipts traded or quoted on a U.S. national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the Notes become convertible solely into such ordinary shares.
     For purposes of this fundamental change definition:
•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•	“person” and “group” shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision; and

•	“voting stock” means any class or classes of shares or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.
          The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets. This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate our ordinary shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.
          In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchasers of the Notes.
          We may be unable to repurchase the Notes at the option of holders upon the occurrence of a fundamental change. If a repurchase date occurs at a time that we are prohibited from repurchasing Notes, we would be required to seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we were unable to obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.
          We may not have enough funds to pay the purchase price at the specified purchase dates. Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the Notes under certain circumstances. If we fail to purchase the Notes when required on a purchase date, we will be in default under the indenture.
Rule 144A Information Requests
          If, at any time that any of the Notes are “restricted securities” within the meaning of Rule 144 under the Securities Act, we are not subject to the reporting requirements of the Exchange Act, we will, upon the request of a holder, beneficial holder or prospective purchaser of the Notes or any of our ADSs issuable upon conversion of the Notes, promptly furnish such holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the Notes pursuant to Rule 144A.

Reports
          The indenture governing the Notes will provide that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 15 days after such document or report is required to be filed with the SEC.
Events of Default
          Each of the following constitutes an event of default with respect to the Notes:
          (1) default in the payment when due of any principal of any of the Notes at maturity or upon exercise of a repurchase right or otherwise;
          (2) default in the payment of any interest, including additional interest, if any, on any of the Notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;
          (3) our failure to deliver ADSs (including any additional ADSs deliverable as a result of a conversion in connection with a make-whole fundamental change) upon conversion of the Notes and such failure continues for five days following the scheduled settlement date for such conversion;
          (4) our failure to provide notices of a fundamental change when and as required by the indenture;
          (5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;
          (6) our failure to comply with any of our other agreements in the Notes or the indenture (other than those referred to in clauses (1) through (5) above) for 60 calendar days after our receipt of written notice to us of such default from the trustee or to us and the trustee of such default from holders of not less than 25% in aggregate principal amount of the Notes then outstanding;
          (7) an event of default as defined under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness (including by guarantee) or any such indebtedness of any of our “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) for borrowed money, whether such indebtedness now exists or shall hereafter be created, if that default:
•	constitutes the failure to pay when due (at express maturity, upon acceleration as a result of an event of default or otherwise) indebtedness in an aggregate principal amount in excess of $5,000,000 (or its foreign currency equivalent);

•	such default continues for period of 30 calendar days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, without such default having been cured or waived, such acceleration having been rescinded or annulled (if applicable) and such indebtedness not having been paid or discharged; and
          (8) certain events of bankruptcy, insolvency or reorganization relating to us or any of our “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act).
          We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture. The trustee is then required within 90 days of becoming aware of the occurrence of any default to give to the holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of any default, except defaults in payment of principal or interest (including additional interest, if any) on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.
          If an event of default, other than an event of default described in clause (8) above, with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of, and accrued and unpaid interest, including additional interest, if any, on the Notes then outstanding to be immediately due and payable. If an event of default described in clause (8) above occurs with respect to us the principal amount of and accrued and unpaid interest, including additional interest, if any, on the Notes will automatically become immediately due and payable.

          Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy for an event of default relating to the failure to deliver any documents or reports that are required to be delivered to the trustee pursuant to the covenant described above in “—Reports,” will (i) for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes and (ii) for the next 120 days after the expiration of such 90 day period consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. If we so elect, such additional interest will be payable on all outstanding Notes from and including the date on which such event of default first occurs to but excluding the 210th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived). On the 210th day after such event of default (or earlier, if the event of default is cured or waived prior to such 210th day), additional interest will cease to accrue and, if the event of default has not been cured or waived, the Notes will be subject to the acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. To the extent we elect to pay additional interest, it will be payable at the same time, in the same manner and to the same persons as ordinary interest. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.
          In order to elect to pay additional interest as the sole remedy during the first 210 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest as required following such notice, the Notes will be subject to acceleration as provided above.
          In no event will the rate of any such additional interest payable under this section “Events of Default,” when taken together with that of additional interest payable as described below under “—Registration Rights; Additional Interest,” exceed a total rate of 0.50% per annum.
          At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the Notes then outstanding may, rescind and annul such acceleration if:
•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the properly incurred fees, expenses, disbursements and advances of the trustee, its agents and counsel;

•	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, a default with respect to our conversion obligations, a default arising from our failure to repurchase any Notes when required, or any default that cannot be amended without the consent of each affected holder, have been cured or waived.
          Subject to the indenture, applicable law and the trustee’s right to receive indemnification and/or security satisfactory to it, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.
          No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:
•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and have provided indemnity and/or security satisfactory to the trustee against any loss, liability or expense to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer; and

•	the trustee has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.
          However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any accrued and unpaid interest, including additional interest, if any, on any Note on or after the applicable due date or the right to convert the Note in accordance with the indenture.
          Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default other than:
•	our failure to pay principal or any accrued and unpaid interest, including additional interest, if any, on any Note when due or the payment of any repurchase price;

•	our failure to convert any Note into ADSs representing our ordinary shares as required by the indenture; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.
          The trustee and the paying and conversion agent need not do anything to ascertain whether any event of default or default has occurred or is continuing and will not be responsible to holders or any other person for any loss arising from any failure by it to do so, and, the trustee or the paying and conversion agent may assume that no such event has occurred and that we are performing all of our obligations under the indenture and the Notes unless an officer of the trustee has actual knowledge or the trustee has received written notice of the occurrence of such event or facts establishing that we are not performing all of our obligations under the indenture and the Notes or an event of default has occurred. Neither the trustee nor the paying and conversion agent shall be required to verify any information in such notice.
Consolidation, Merger and Sale of Assets
     We may not, in a single transaction or series of related transactions, consolidate with or merge with or into any person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless:
•	we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the Cayman Islands, the British Virgin Islands, Bermuda, the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the Notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating, to the reasonable satisfaction of the trustee, that each of such consolidation, merger, conveyance, transfer or lease and, if applicable, such supplemental indenture complies with this provision and that all the conditions precedent provided for in the indenture relating to such transaction have been complied with.
          In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, ours, and we shall be discharged from our obligations, under the Notes and the indenture.
          Although the indenture permits these transactions, some of the transactions described above could constitute a “fundamental change” (as defined above) of us and permit each holder to require us to repurchase the Notes of such holder as described above under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”.
          An assumption by any person of our obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver
          Except as described below, we and the trustee may amend or supplement the indenture or the Notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding Note if such amendment, supplement or waiver would:
          (1) change the stated maturity of the principal of the Notes;
          (2) reduce the rate or extend the time for payment of interest, including additional interest, if any, on any Notes;
          (3) reduce the principal amount of any Notes;
          (4) reduce any amount payable upon repurchase of any Notes;
          (5) impair the right of a holder to institute suit for payment of any Notes;
          (6) change the currency in which the principal, repurchase price or rate of interest, including additional interest, if any, with respect to the Notes is payable;
          (7) change our obligation to repurchase any Notes at the option of the holder after the occurrence of a fundamental change or upon any repurchase date in a manner adverse to the holders;
          (8) subject to the provisions set forth above under “Conversion of Notes—Conversion Rate Adjustments—Treatment of Reference Property,” affect the right of a holder to convert any Notes into ADSs or reduce the number of ADSs receivable upon conversion pursuant to the terms of the indenture; or
          (9) modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture which require each holder’s consent.
          We and the trustee may amend or supplement the indenture or the Notes without notice to, or the consent of the holders to, among other things:
          (1) provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change, in the event of any reclassification of our ordinary shares, merger or consolidation, or sale, conveyance, transfer or lease of our properties and assets substantially as an entirety or to provide for the Notes to be converted or exchanged for reference property;
          (2) secure the Notes;
          (3) provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of all or substantially all of our properties and assets;
          (4) surrender any right or power conferred upon us;
          (5) add to our covenants for the benefit of the holders of the Notes;
          (6) cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture, so long as such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect as evidenced by an Officer’s Certificate from us; provided that any such modification or amendment made solely to conform the provisions of the indenture to the description of the Notes contained in the offering circular pursuant to which the Notes were originally offered pursuant to Rule 144A of the Securities Act will be deemed not to adversely affect the interests of the holders of the Notes;
          (7) make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not adversely affect the interests of the holders of the Notes as evidenced by an Officer’s Certificate from us; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this the offering circular pursuant to which the Notes were originally offered pursuant to Rule 144A of the Securities Act will be deemed not to adversely affect the interests of the holders of the Notes;
          (8) increase the conversion rate;
          (9) comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
          (9) comply with the rules of any applicable securities depositary, including DTC;
          (10) add guarantees of obligations under the Notes; and
          (11) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.
     The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.
     Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture, except that for the purposes of determining whether the trustee shall be protected in relying on any such consent, only Notes that the trustee knows are so owned shall be so disregarded.
Registration Rights; Additional Interest
     To the extent a holder receives ADSs upon conversion of Notes such ADSs may be sold over the Nasdaq Global Market without needing to rely on this shelf registration statement.
     We entered into a registration rights agreement with the initial purchasers of the Notes. We agreed to file with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, that covers resales by holders of all Notes, the issuance of ordinary shares represented by ADSs issuable upon conversion of the Notes. We will use our commercially reasonable efforts to keep the registration statement effective until the earliest of:
•	the sale pursuant to an effective registration statement of all of (a) the Notes, until the Notes have been converted, (b) the ordinary shares underlying ADSs issuable upon conversion of the Notes and any security issued with respect thereto upon any share dividend, split or similar event, (c) any ADSs issued upon conversion of the Notes if such issuance is not made pursuant to an effective registration statement on Form F-6 and (d) any securities (other than our ADSs or ordinary shares) into which the Notes become convertible in accordance with the terms of the indenture governing the Notes;

•	the date when the holders, other than holders that are our “affiliates,” of the Notes and the ADSs issuable upon conversion of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitation or manner of sale provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise; and

•	December 21, 2011.
          We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the Notes and any ADSs issuable upon conversion of the Notes that are restricted securities. A holder who sells those securities pursuant to the shelf registration statement will be required (a) to be named as a selling securityholder in the related prospectus, or in a supplement, post-effective amendment to the prospectus or a filing under the Exchange Act that is incorporated by reference into this prospectus, (b) to deliver a prospectus to purchasers and (c) will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

          In order to have their securities included in the shelf registration statement, if not already included, a holder of securities must deliver to us a questionnaire providing certain information to be used in connection with the shelf registration statement. Upon receipt of any completed questionnaire, together with such other information as we may reasonably request from such holder, we will use our commercially reasonable efforts to file within 30 days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below; provided that we will not be required to file a post-effective amendment more than one time in any ninety (90) day period for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.
          A holder who sells our ADSs issued upon conversion of the Notes pursuant to the shelf registration statement generally will be required to:
•	Be named as a selling security holder in the related prospectus;

•	Deliver a prospectus to purchasers; and

•	Be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will subject to certain civil liability provisions under the Securities Act.
          We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement without incurring any obligation to pay additional interest for up forty five (45) days in the aggregate in any three (3) month period or ninety (90) days in the aggregate in any twelve (12) month period; provided, that, if our board of directors determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events, we may extend for a period not to exceed sixty (60) days in the aggregate in any three (3) month period or one hundred and twenty 120 days in the aggregate in any twelve-
          month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.
          If:
          (a) the registration statement shall cease to be effective or fail to be usable, except as permitted in the preceding paragraph, without being succeeded within ninety days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable;
          (b) the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph; or
          (c) any registration statement or amendment thereto, at the time it becomes effective under the Securities Act, or any prospectus relating thereto, at the time it is filed with the SEC or, if later, at the time the registration statement to which such prospectus relates becomes effective under the Securities Act, shall fail to name each holder required to be named as a selling securityholder in such a manner as to permit such holder to sell its registrable securities pursuant thereto;
          each an “event,” additional interest will accrue on the Notes, from and including the day following the event to but excluding the day on which the event has been cured. Additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest begin to accrue, and will accrue at an additional rate per year equal to:
•	0.25% of the principal amount of the Notes then outstanding to and including the 90th day following such event; and

•	0.50% of the principal amount of the Notes then outstanding from and after the 91st day following such event.
          In no event will additional interest accrue after the first anniversary of the date of issuance of the Notes. We will have no other liabilities for monetary damages with respect to any event. If a holder has converted some or all of its Notes into ADSs, the holder will not be entitled to receive any additional interest with respect to such ADSs or the principal amount of the Notes converted.
          This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement filed as exhibit 4.8 of this registration statement.

Satisfaction and Discharge
          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the paying agent or conversion agent, as the case may be, after the Notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of conversion or otherwise, cash or ADSs (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture, including any outstanding fees, expenses and indemnity due to the trustee, paying agent, and registrar. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of the Notes
          We or our agents will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the trading price of the Notes and closing trading price of our ordinary shares, accrued interest payable on the Notes and the conversion rate. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.
Governing Law
          The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.
Concerning the Trustee
          The Bank of New York Mellon is the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the Notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the Notes:
The Bank of New York Mellon
101 Barclay Street, 21st Floor West
New York, New York 10286
Attn: Corporate Trust Services
(Home Inns 2.00% Convertible Senior Notes due December 15, 2015)
The Bank of New York Mellon, Hong Kong Branch
Level 12, Three Pacific Place
1 Queen’s Road East
Hong Kong
Attn: Corporate Trust Services
(Home Inns 2.00% Convertible Senior Notes due December 15, 2015)
          If the trustee becomes our creditor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (it the indenture has been qualified under the Trust Indenture Act) or resign.
Book-Entry Delivery and Form
     Book Entry in General
          Except in the limited circumstances set forth under “—Individual Definitive Notes” below, Notes will only be issued in book-entry form. The Notes are represented by one or more global notes in fully registered book-entry form without interest coupons, which we refer to as the global note, which has been deposited with a custodian (initially The Bank of New York Mellon) for DTC, and registered in the name of a nominee of DTC. The Notes will have minimum denominations of US$1,000 and any integral multiple of US$1,000. In the event that individual definitive Notes are to be issued in respect of the Notes pursuant to the indenture, we will give notice to the holders. Such notice will be made by mail and by publication which notice shall specify, among other things, the procedures for receiving individual definitive Notes and for receiving payments and exercising conversion rights in respect of Notes in definitive form.
     The Notes are not deliverable in bearer form.

     Global Notes
          DTC or its custodian will credit, in its internal system, the respective principal amount of the individual interests represented by the global note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to interests of persons other than DTC participants). So long as DTC or its nominee is the registered owner or holder of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indenture and the Notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for the global note, or ceases to be a “clearing agency” registered under the Exchange Act, or an event of default has occurred and is continuing with respect to the Notes, owners of interests in the global note will not be entitled to have any Notes registered in their names, will not receive or be entitled to receive physical delivery of individual definitive Notes and will not be considered the owners or holders of the global note (or any Notes represented thereby) under the indenture or the Notes. In addition, no beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to in this prospectus.
          Payments in respect of the global notes will be made to DTC and the depositary or their respective nominees as the registered owners thereof. None of us, the Trustee, the paying agents and any custodian, transfer agent or registrar will have any responsibility or liability for the accuracy of any of the records relating to, or payments made on account of, ownership interests in the global notes or for any notice permitted or required to be given to holders of Notes or any consent given or actions taken by such registered holders of Notes. We expect that upon receipt of any payment in respect of a global note representing any Notes held by it or its nominee, DTC or the depositary, as the case may be, will immediately credit DTC participants’ accounts, with payments in amounts proportionate to their respective interests in the principal amount of such global notes as shown on their respective records.
          Transfers between DTC participants will be effected in DTC’s Same-Day Funds Settlement System. The laws of certain jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability of beneficial owners to own, transfer or pledge beneficial interests in the global notes may be limited by such laws. Conversion of Notes through DTC participants will be effected in accordance with DTC’s procedures.
          None of us, the Trustee, the paying agents, any custodian, any transfer agent, any registrar or any other agent of our company will have any responsibility for the performance by DTC or its participants or, indirect participants or accountholders of their respective obligations under the rules and procedures governing its operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for conversion as described below) only at the direction of one or more DTC participants to whose account or accounts with DTC interests in the global note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such DTC participant or DTC participants has or have given such direction. The giving of notices and other communications by DTC to DTC participants, by DTC participants to persons who hold accounts with them and by such persons to holders of beneficial interests in a global note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.
          DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for DTC participants and facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.
          Neither we, the trustee, registrar, paying agent nor conversion agent has any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Individual Definitive Notes
          If (1) DTC or any successor to DTC advises us in writing that it is at any time unwilling or unable to continue as a depositary for the reasons described in this section and a successor depositary is not appointed by us within 90 days or (2) either Euroclear or Clearstream or a successor clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or (3) an event of default under the Notes or the indenture has occurred and is continuing, we will issue individual definitive Notes in registered form in exchange for the global note. Upon receipt of such notice from DTC, Euroclear, Clearstream or the Trustee, as the case may be, we will make arrangements for the exchange of interests in the relevant global note for individual definitive Notes and cause the requested individual definitive Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Trustee for delivery to Holders. Persons exchanging interests in a global note for individual definitive Notes will be required to provide to the Trustee, through the relevant clearing system, (1) written instructions and other information required by us and the Registrar to complete, execute and deliver such individual definitive Notes and (2) in the case of an exchange of an interest in the global note, such certification as the Registrar shall require and, in all cases, individual definitive Notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system.
          In the case of individual definitive Notes issued in exchange for the global note, such individual definitive Notes will bear, and be subject to, such legends as we require in order to assure compliance with any applicable law. The holder of a restricted individual definitive Note may transfer the Notes represented by such certificate, subject to compliance with the provisions of such legend. Upon the transfer, exchange or replacement of certificates bearing the legend, or upon specific request for removal of the legend on a certificate, we will deliver only certificates that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the U.S. Securities Act.
          Distributions of principal and interest on the individual definitive Notes will be made to Note holders whose names the registered Notes were registered to at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the address of such Note holder as it appears on the register maintained by the Registrar. The final payment on any individual definitive Note, however, will be made only upon presentation, and surrender of such individual definitive Note at the office of the Paying Agent or at the office of any other Paying Agent on a date that is a Business Day (as defined in the indenture).

DESCRIPTION OF SHARE CAPITAL
     We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law of the Cayman Islands, which is referred to as the Companies Law below.
     Our authorized share capital is US$1,000,000 consisting of 200,000,000 ordinary shares with a par value of US$0.005 each. As of December 31, 2010, we had 81,716,084 ordinary shares outstanding, par value US$0.005 per share (excluding 3,917,922 ordinary shares issued to The Bank of New York Mellon but reserved and unpaid in anticipation of the exercise of options and vesting of restricted shares under the share incentive plans that we adopted in 2003 and 2006). As of March 31, 2011, we had 82,046,440 ordinary shares are issued and outstanding (excluding 3,737,566 ordinary shares issued to The Bank of New York Mellon but reserved and unpaid in anticipation of the exercise of options and vesting of restricted shares under the share incentive plans that we adopted in 2003 and 2006). As of May 13, 2011, we had 82,064,716 ordinary shares issued and outstanding (excluding 3,719,290 ordinary shares issued to The Bank of New York Mellon but reserved and unpaid in anticipation of the exercise of options and vesting of restricted shares under the share incentive plans that we adopted in 2003 and 2006).
     The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
     General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
     Register of Members. Under Cayman Islands law, we must keep a register of members and there shall be entered therein:
     • the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
     • the date on which the name of any person was entered on the register as a member; and
     • the date on which any person ceased to be a member.
     Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.
     Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
     Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders present in person or by proxy entitled to vote and who together held not less than 10% of the paid up voting share capital of our company.
     A quorum required for a meeting of shareholders consists of shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, holding not less than one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders’ meetings.
     An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.

     Transfer of Shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
     Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
     Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
     Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.
     Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class.
     Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
History of Securities Issuances
     The following is a summary of our recent securities issuances.
     2007 Convertible Bond Offering. In December 2007, we issued and sold RMB 1.11 billion aggregate principal amount of US$ settled zero coupon convertible senior bonds due 2012 to non-U.S. investors under Regulation S of the Securities Act. At the option of the bond holder, the bonds are convertible into fully paid ordinary shares with a par value of US$0.005 per share at a conversion price of US$26.545 per ordinary share (equal to US$53.09 per ADS), based on a fixed exchange rate of RMB 7.4 to US$1.00. According to the terms of our convertible bonds, the number of ordinary shares to be issued on conversion is fixed. A holder will receive 509.079 ordinary shares per RMB 100,000 principal amount of bonds upon conversion, subject only to contingent adjustment for dilutive events or change of control. The bond holders have the option to put the bonds, and we can call the bonds if the price of our ADSs reaches a certain hurdle. The bonds have a yield to maturity or yield to put of 0.50%. In the fourth quarter of 2008, we began to gradually repurchase and retire our convertible bonds due 2012. Following these repurchases, our outstanding convertible bonds due 2012 had an aggregate principal amount of RMB 157.0 million (US$24.0 million) as of May 13, 2011.
     Private Placement. On May 21, 2009, we issued US$50 million in equity, or 7,514,503 ordinary shares, to Ctrip.com International, Ltd. through a private placement. The purchase price per ordinary share is set at US$6.6538 or US$13.3076 per ADS. Total proceeds, net of issuance costs from the issuance, amounted to RMB 341,078.
     2010 Convertible Note Offering. In December 2010, we issued and sold the Notes to qualified institutional buyers under Section 144A of the Securities Act. At any time from the date hereof until the close of business on the business day immediately preceding the maturity date, a holder may convert its Notes into our ADSs. Holders may only convert Notes with a principal amount of $1,000 or a multiple of $1,000. The conversion rate was initially 20.2560 ADSs per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $49.37 per ADS). The conversion rate is subject to adjustment as described below under “Conversion of Notes—Conversion Rate Adjustments.” As of May 13, 2011, our Notes had an aggregate principal amount of $184.0 million.
     Options and Stock Purchase Rights. As of March 31 2011, we had granted options and stock purchase rights to purchase a total of 15,970,362 ordinary shares to some of our directors, officers, employees and other individuals, without giving effect to options that were exercised or terminated.

Differences in Corporate Law
     The Companies Law is modeled after that of the English Companies legislation but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
     Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
     • the statutory provisions as to majority vote have been met;
     • the shareholders have been fairly represented at the meeting in question;
     • the arrangement is such that a businessman would reasonably approve; and
     • the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
     When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
     Shareholders’ Suits. Based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, Cayman Islands courts can be expected to follow English the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:
     • an act which is ultra vires such company or illegal;
     • an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company; and
     • an action which requires a resolution with a qualified or special majority which has not been obtained.

     Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
     Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest of our company and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated memorandum and articles of association also allow for indemnification of such person in the case of a suit initiated by our company or in the right of our company.
     We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.
Registration Rights
     Granted to Shareholders in June 2006. Pursuant to our shareholders agreement entered into in June 2006, we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights granted under the agreement.
          Demand Registration Rights. At any time, holders of at least 50% of registrable securities have the right to demand that we file a registration statement covering the offer and sale of their securities with anticipated aggregate proceeds in excess of US$5 million. We, however, are not obligated to effect a demand registration if (1) we have already effected two demand registrations, (2) during the period beginning on the 60th day prior to our good faith estimate of the filing date of, and ending on the 180th day after the effective date of, a public offering of our securities initiated by us, or (3) if the securities to be registered can be registered on Form F-3. We have the right to defer filing of a registration statement for up to 120 days if we provide the requesting holders a certificate signed by either our chief executive officer or chairman of the board of directors stating that in the good faith judgment of the board of directors that filing of a registration statement will be detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 24-month period.
          Public Listing. In the event that holders of at least 50% of registrable securities requests that we effect a public listing on an internationally recognized stock exchange or over-the-counter market, we must use our best efforts to effect such public listing.
          Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities other than, among other things, relating to a stock option plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.
          Form F-3 Registration Rights. When we are eligible for use of Form F-3, holders of our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3. We are not obligated to file a registration statement on Form F-3 if we have already effected one registration on Form F-3 in any six-month period or the holders propose to sell registrable securities and such other securities (if any) at an aggregate public price of less than US$500,000, net of any underwriters’ discounts or commissions.
          Expenses of Registration. We will pay all expenses, other than underwriting discounts and commissions, relating to any demand, piggyback or F-3 registration.
     Registration Rights of Ctrip Entities. Set forth below is a description of the registration rights of the Ctrip Entities:
          Demand Registration Rights. At any time, holders of at least 25% of the ordinary shares held by the Ctrip Entities and their transferees and assignees have the right to demand that we file a registration statement covering the offer and sale of their securities. We are obligated under the registration rights agreement to use our best efforts to register our ordinary shares for resale if the Ctrip Entities or their transferees and assignees make such a request. We are not obligated to affect such demand registrations on more than three occasions. If the holders of shares initiating a demand intend to distribute their shares by means of an underwriting, the underwriters will have the right to limit the number of shares having registration rights to be included in the registration statement. We have the ability to defer the filing of a registration statement for up to 90 days if we furnish to the demanding holder or holders a certificate signed by one of our directors stating that in the good faith judgment of the board of directors, filing of a registration statement will be detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period.
          Piggyback Registration Rights. If we propose to file a registration statement with respect to a public offering of our securities for our own account or for the account of any person that is not the Ctrip Entities or their transferees and assignees, we must offer the Ctrip Entities and their transferees and assignees the opportunity to include their securities in the registration statement. If the registration statement is for an underwritten offering and the underwriters determine that marketing factors require a limitation on the number of shares to be underwritten, the number of shares included in the offering and the underwriting will be allocated first to us, second to the Ctrip Entities and their transferees and assignees, and third to other holders.
          Form F-3 Registration Rights. When we are eligible for use of Form F-3, holders of at least 25% of the ordinary shares held by the Ctrip Entities or their transferees and assignees have the right to request that we file a registration statement under Form F-3. Such requests for registrations are not counted as demand registrations. We have the ability to defer the filing of such a registration statement for up to 90 days if we furnish to the requesting holder or holders a certificate signed by one of our directors stating that in the good faith judgment of the board of directors, filing of a registration statement will be detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period.
          Expenses of Registration. We will pay all expenses, other than underwriting discounts and commissions, relating to any demand, piggyback or F-3 registration.
     Registration Rights Relating to the Notes.
     In connection with the issuance of the Notes in December 2010, we agreed to file by July 19, 2011, at our expense, an effective shelf registration statement for re-sales by holders of our Notes and any securities into which such Notes are converted, and we agreed to file certain supplements and amendments to the shelf registration statement upon requests from such holders. See “Description of Notes—Registration Rights; Additional Interest.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
     The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with the office of The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.
     You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
     The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
     As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
     The depositary will keep books at its corporate trust office for the registration of ADSs and transfers of ADSs which, at all reasonable times, will be open for inspection by the ADS holders, provided that inspection will not be for the purpose of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs. The depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at the reasonable written request of our company.
     The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information”.
Dividends and Other Distributions
     How will you receive dividends and other distributions on the shares?
     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.
•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.
     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
   How are ADSs issued?
     The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
   How do ADS holders cancel an American Depositary Share?
     You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
   How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
     You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Transmission of Notices to Shareholders
     We will promptly transmit to the depositary those communications that we make generally available to our shareholders. If those communications were not originally in English, we will translate them. Upon our request, the depositary will arrange for the timely mailing of copies of such communications to all preferred ADS holders.
Voting Rights
   How do you vote?
     You may instruct the depositary to vote the deposited securities. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. We intend to ask the depositary to request voting instructions of holders of our ADSs in the future.
     If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.
     We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.
     In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.
Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.02 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary
     The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not linked to the amounts of fees the depositary collects from investors.
     The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
     The depositary has agreed to reimburse us for expenses we incur that are related to the establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not linked to the amounts of fees the depositary collects from investors.
Payment of Taxes
     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.
Reclassifications, Recapitalizations and Mergers

If we:	Then:
•    Change the nominal or par value of our shares;
•     Reclassify, split up or consolidate any of the deposited securities;
•    Distribute securities on the shares that are not distributed to you; or
•    Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities. The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
Amendment and Termination
    How may the deposit agreement be amended?
     We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
   How may the deposit agreement be terminated?
     The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 60 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 30 days shall have expired after the depositary shall have delivered a written notice of its election to resign to us and a successor depositary shall not have been appointed and accepted its appointment.
     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Limitations on Obligations and Liability
   Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
     The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
     Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:
•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
     The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
     You have the right to cancel your ADSs and withdraw the underlying shares at any time except:
•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
     This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
     The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the American Depositary Shares. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
Direct Registration System
     In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company, or DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.
     In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary.
TAXATION
Cayman Islands Taxation
     The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, appreciation, interest or dividend payments or upon the conversion or sale of convertible notes and there is no taxation in the nature of inheritance tax or estate duty and there are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. Although it is unlikely that we will be subject to material taxes, there is no assurance that the Cayman Islands government will not impose taxes in the future, which could be material to us. In addition, there may be tax consequences if we are, for example, involved in any transfer or conveyance of immovable property in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company.
People’s Republic of China Taxation
     The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws. Under a special arrangement between China and Hong Kong, dividends paid to enterprises incorporated in Hong Kong are subject to a preferential withholding tax rate of 5% provided that a Hong Kong resident enterprise owns over 25% of the PRC enterprise distributing the dividend and can be considered as a “beneficial owner” of the PRC enterprise. The State Administration for Taxation promulgated Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties on October 27, 2009, which provides guidance on the determination of “beneficial owners”. We are advised by Commerce & Finance Law Offices that if our Hong Kong subsidiaries are not considered to be the “beneficial owners” of our PRC subsidiaries under this notice, any dividends paid by our PRC subsidiaries to our Hong Kong subsidiaries would be subject to withholding tax at a rate of 10%.
     Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The PRC Enterprise Income Tax Law implementation rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, according to a memorandum issued by the State Administration of Taxation in April 2009, a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC. Since our activities outside the PRC have been immaterial and as a result our worldwide income is essentially equal to our revenues derived from China, if we were deemed as a PRC resident enterprise and as a result were taxed at the rate of 25% on our worldwide income, it would not have a material impact on us. Therefore we have not evaluated whether we are a PRC resident enterprise. In addition, given the uncertainties described below, we currently cannot reach a definitive conclusion as to whether we are a PRC resident enterprise.
     The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Commerce & Finance Law Firm advises us that although our company is not controlled by any PRC company or company group, we may be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law. Commerce & Finance Law Offices further advises us that if we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our global income. In that case, however, dividend income we receive from our PRC subsidiaries may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received from a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.
     In addition, the PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. Commerce & Finance Law Offices advises us that if we are deemed to be a PRC resident enterprise, dividends distributed to or interest on the Notes paid to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the disposition of the Notes or the transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law. If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely impacted due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law. Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate shareholders. There is, however, not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.
United States Federal Income Taxation
     The following is a discussion of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Notes acquired by U.S. Holders (defined below) pursuant to this offering, the ADSs received by such U.S. Holders upon the conversion of such Notes and the ordinary shares represented by such ADSs. This discussion applies only to investors that hold the Notes, ADSs or ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date hereof and on U.S. Treasury regulations in effect or, in some cases, proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This discussion assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms.

     This discussion does not deal with all of the U.S. federal income tax consequences to any particular investor in light of its own particular circumstances or to persons in special tax situations such as:
•	banks;

•	insurance companies;

•	dealers in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	persons holding a Note, ADS or ordinary share as part of a straddle, hedging, conversion or other integrated transaction;

•	persons that have functional currency other than the U.S. dollar; or

•	persons that actually or constructively own 10% or more of our voting stock.
     This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.
     U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE APPLICATION OF U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, ADSs AND ORDINARY SHARES.
     The discussion below of U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of Notes, ADSs or ordinary shares and you are, for U.S. federal income tax purposes,
•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, ADSs or ordinary shares, the tax treatment of such entity and each partner thereof generally will depend on the status and activities of the entity and the partner.
Certain Additional Payments
     In addition to stated principal and interest, we may be required to make additional payments, including additional interest on the Notes if we fail to comply with certain reporting obligations in the indenture or fail to timely file certain documents or reports required to be filed with the SEC. See “Description of the Notes—Events of Default” and “—Registration Rights; Additional Interest.”

     U.S. Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of your income, gain or loss with respect to the Notes to be different from the consequences discussed below. However, such special rules do not apply if, among other things, as of the issue date it is significantly more likely than not that no such additional payments will be made. We believe that as of the issue date it is significantly more likely than not that no such additional payments will be made. Accordingly, we do not intend to treat the Notes as contingent payment debt instruments. Our treatment will be binding on all holders of the Notes, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Note was acquired. However, our treatment is not binding on the U.S. Internal Revenue Service. If the U.S. Internal Revenue Service were to successfully challenge our treatment, you might be required to accrue income on the Notes in excess of stated interest and to treat as ordinary income any gain recognized on the disposition of the Notes before the resolution of the contingencies. In any event, if we actually make any such additional payment, the timing, amount or character of your income, gain or loss with respect to the Notes may be affected. The remainder of this discussion assumes that the Notes will not be contingent payment debt instruments.
Interest on the Notes
     In general, interest payable on the Notes will be taxable to you as ordinary interest income when it is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. The Notes are not expected to be issued with more than a de minimis amount of original issue discount, or OID, for U.S. federal income tax purposes. However, if the Notes are issued with more than a de minimis amount of OID, you generally will be required to include OID in your income as it accrues, regardless of your regular method of tax accounting, using a constant yield method, before you receive any payment attributable to such income.
     Interest income on the Notes generally will constitute non-U.S. source income and be treated as “passive category income,” or, in the case of certain U.S. Holders, as “general category income” for foreign tax credit limitation purposes. The remainder of this discussion assumes that the Notes will not be issued with OID.
Sale, Exchange or Repurchase of the Notes
     Subject to the passive foreign investment company rules discussed below, upon a sale, exchange (other than a conversion into ADSs or a combination of ADSs and cash solely for fractional shares) or repurchase of a Note, you generally will recognize gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on such sale, exchange or repurchase (other than to the extent, if any, attributable to accrued interest, which generally will be treated as interest income to the extent not previously included in income by you) and (2) your tax basis in the Note. Your tax basis in a Note generally will equal your cost of the Note. Such gain or loss generally will be long-term capital gain or loss if your holding period of the Note is more than one year at the time of such sale, exchange or repurchase. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower tax rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.
Conversion of the Notes
     If you surrender your Notes for conversion and receive from us ADSs (plus cash in lieu of a fractional share of ADSs), you generally will not recognize any income, gain or loss upon such conversion except with respect to cash received in lieu of a fractional share of ADSs or amounts attributable to accrued interest. Your tax basis in the ADSs received on conversion of a Note (other than to the extent, if any, attributable to accrued interest) generally will be the same as your tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for such ADSs (other than to the extent, if any, attributable to accrued interest) generally will include the holding period of the Note converted.
     Any cash received in lieu of a fractional share of the ADSs upon conversion generally will be treated as a payment in exchange for the fractional share of the ADSs. Subject to the passive foreign investment company rules discussed below, the receipt of cash in lieu of a fractional share of ADSs generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your tax basis in the fractional share).
     Any cash or ADSs attributable to accrued interest will generally be treated as interest income to you to the extent not previously included in your income. Your tax basis in such ADSs generally will equal the fair market value of such ADSs, and your holding period for such ADSs may commence on or after the conversion.

Adjustment of Conversion Rate
     The conversion rate of the Notes will be adjusted in certain circumstances, as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” In the event of an adjustment in the conversion rate of the Notes as a result of taxable dividends to holders of our ADSs or ordinary shares or certain other events, U.S. Holders of the Notes may be treated as having received constructive distributions from us for U.S. federal income tax purposes even if the U.S. Holders do not receive any cash or other property in connection with the adjustment and do not exercise their conversion rights. Similarly, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. Holder’s proportionate interest in us could be treated as a constructive distribution to such U.S. Holder. In addition, as described under “Description of the Notes—Conversion of Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes” and “—Repurchase of Notes at the Option of Holders upon a Fundamental Change,” if a make-whole fundamental change occurs, under some circumstances the conversion rate will be increased for the Notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a constructive distribution to U.S. Holders of the Notes.
     Subject to the passive foreign investment company rules described below, any such constructive distribution will be taxable to U.S. Holders as a dividend to the extent of our current and accumulated earnings and profits. It is not clear whether any such dividend will be eligible for the reduced tax rate available to certain non-corporate U.S. Holders with respect to “qualified dividend income” as discussed below under “—Dividends and Other Distributions on the ADSs or Ordinary Shares.”
Tax Treatment of ADSs
     If you hold the ADSs, you generally should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.
Fees and Costs Payable to Depositary for ADSs
     You will be responsible for certain fees incurred in connection with the ADSs as described above under “Description of American Depositary Shares—Fees and Expenses,” including fees charged for the creation of ADSs upon conversion of your Notes. Depending on the circumstances, such fees and other costs may not be currently deductible or may be deductible only if certain thresholds are satisfied. You should consult your tax advisors concerning the treatment of fees and costs relating to the ownership of ADSs.
Dividends and Other Distributions on the ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution to you with respect to the ADSs or ordinary shares generally will be included in your gross income as ordinary dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it generally will be treated first as a tax-free return of your tax basis in an ADS or ordinary share, and to the extent the amount of the distribution exceeds your tax basis in such ADS or ordinary share, the excess generally will be treated as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution from us generally will be treated as a dividend. Any dividend from us will not be eligible for the dividends-received deduction generally allowed to corporations in respect of dividends received from U.S. corporations.
     The amount of any dividend paid in foreign currency will equal the U.S. dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of ordinary shares, or by the depositary, in the case of ADSs, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received as a dividend is converted into U.S. dollars on the date it is received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, you will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss.
     With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2013, dividends may constitute “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. For this purpose, ADSs listed on the Nasdaq Global Market will be considered to be readily tradable on an established securities market in the United States. However, it is not clear whether our ordinary shares would meet these requirements. You should consult your own tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares and certain special rules that apply to such dividends (including rules relating to foreign tax credit limitations).
     Dividends from us generally will constitute non-U.S. source income and be treated as “passive category income” or, in the case of certain U.S. Holders, as “general category income,” for foreign tax credit limitation purposes.
Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below, you generally will recognize gain or loss on any sale, exchange or other disposition of an ADS or ordinary share equal to the difference between the amount realized for such ADS or ordinary share and your tax basis in such ADS or ordinary share. Such gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held such ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.
Passive Foreign Investment Company
     Based on the price of our ADSs and ordinary shares and the composition of our income and assets, we believe that we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our taxable year that ended December 31, 2010 and do not expect to be one for our taxable year ending December 31, 2011 or become one in the foreseeable future. However, the application of the PFIC rules is subject to ambiguity in several aspects and, in addition, we must make a separate determination as to whether we are a PFIC after the close of each taxable year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2011 or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:
•	at least 75% of its gross income is passive income (the “income test”); or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).
     For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
     We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test generally will be calculated using the market price of our ADSs and ordinary shares, our PFIC status will depend in large part on the market price of our ADSs and ordinary shares, which may fluctuate considerably. Accordingly, fluctuations in the market price of the ADSs and ordinary shares may result in our being a PFIC for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in any offering. If we are a PFIC for any year during which you hold Notes, ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold Notes, ADSs or ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If we are a PFIC for any taxable year and any of our foreign subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.
     If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. See the discussion above under “Description of the Notes—Conversion of the Notes” for the holding period of the ADSs received upon conversion of the Notes. In addition, if we are a PFIC for any taxable year in which you hold the Notes, upon a sale, exchange (other than a conversion into ADSs) or repurchase of a Note, any gain recognized in such transaction will be subject to the PFIC rules as if the gain were from the sale of shares or ADSs. Under the PFIC rules:

•	the gain will be allocated ratably over your holding period for the Notes, ADSs or ordinary shares;

•	the excess distribution will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
     The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.
     If a company that is a PFIC provides certain information to U.S. Holders, a U.S. Holder can avoid certain adverse tax consequences described above by making a “qualified electing fund” election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.
     Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election as of the beginning of your holding period of the ADSs or ordinary shares with respect to such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make such an election, the tax rules that apply to distributions by corporations that are not PFICs will apply to distributions by us, except that the lower applicable capital gains rate discussed above under “—Dividends and Other Distributions on the ADSs or Ordinary Shares” will not apply.
     The mark-to-market election is available only for “marketable stock,” which is stock (and options on stock) that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Nasdaq Global Market is a qualified exchange and, consequently, provided that the ADSs continue to be listed on the Nasdaq Global Market and are regularly traded, if you are a holder of the ADSs, the mark-to-market election would be available to you if we were a PFIC. It is intended that only the ADSs and not the ordinary shares will be listed on the Nasdaq Global Market. Although the matter is not free from doubt, we do not believe that the mark-to-market election will be available with respect to the Notes.
     If you hold Notes, ADSs or ordinary shares in any year in which we are a PFIC, you generally will be required to file IRS Form 8621 regarding distributions from us and any gain realized on the disposition of the Notes, ADSs or ordinary shares. We are required to file annual reports on Form 20-F with the SEC in which we will update our expectations as to whether or not we anticipate being a PFIC for the applicable years.
     You are urged to consult your own tax advisor regarding the potential application of the PFIC rules to your investment in Notes, ADSs or ordinary shares.
Information Reporting and Backup Withholding
     Distributions on the ADSs or ordinary shares, interest payments on the Notes and proceeds from the sale, exchange or other disposition of the Notes, ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S.

Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your own tax advisor regarding the application of the information reporting and backup withholding rules.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the U.S. Internal Revenue Service.
     Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in tax years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or ordinary shares, if such ADSs or ordinary shares are not held on his or her behalf by a U.S. financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

CERTAIN ERISA CONSIDERATIONS
     The following is a summary of certain considerations associated with the purchase of the Notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to ERISA, (ii) a “plan” described in Section 4975 of the Code, including, without limitation, an individual retirement account and an individual retirement annuity, (iii) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (iv) a governmental plan or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan”.
General Fiduciary Matters
     ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, and ERISA and the Code prohibit certain transactions involving the assets of a Plan and certain “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975(e)(2) of the Code.
     In considering whether to invest the assets of any Plan in a Note, a fiduciary of a Plan should determine, among other things, whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any Similar Law.
Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons with respect thereto, unless an exemption is available. For example, a Plan is prohibited from lending money (or otherwise extending credit) to a party in interest or disqualified person, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, any fiduciary who authorizes such a transaction may be subject to personal liability, and any such transaction may need to be reversed or otherwise corrected. In addition, if the Plan involved in a non-exempt prohibited transaction is an individual retirement account or individual retirement annuity, or IRA, the IRA could lose its tax-exempt status. The acquisition and/or holding of a Note by a Plan with respect to which we are considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the Note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of a Note. These class exemptions include, without limitation, PTCE 84-14, relating to transactions effected by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts, and PTCE 96-23, relating to transactions directed by in-house asset managers, although there can be no assurance that the conditions of any such exemptions will be satisfied.
     In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between a Plan and a person that is a party in interest or a disqualified person with respect to that Plan (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control, or renders investment advice with respect to, the Plan assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that, in connection with the transaction, the Plan receives no less, nor pays no more, than adequate consideration.
     Governmental plans and church plans that are subject to Similar Law may purchase or hold a Note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.
Representation
     Because of the foregoing, the Notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any Similar Law. Accordingly, each purchaser and subsequent transferee of a Note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a Note or (ii) its purchase and holding of a Note throughout the period that it holds the Note, and the receipt and holding of the ADSs issuable upon conversion thereof is (or in the case of conversion to ADSs will be) exempt from the prohibited transaction restrictions under ERISA and Section 4975 of the Code or any provisions of Similar Law, as applicable, pursuant to one or more prohibited transaction statutory or administrative exemptions.
Consultation with Counsel
     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding a Note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of a bond.

SELLING SECURITYHOLDERS
Holders of Notes and ADSs Issued Upon Conversion of Notes
     We are registering the Notes held by the selling securityholders and the ADSs issuable upon conversion of the Notes held by the selling securityholders, including the ordinary shares represented by such ADSs, for sale from time to time after the date of this prospectus.
     We issued the Notes in a private placement in December 2010 to the initial purchasers of the Notes, in transactions exempt from the registration requirements of the Securities Act. The initial purchasers of the Notes resold the Notes to purchasers in transactions that they reasonably believed to be exempt from registration requirements in reliance on Rule 144A of the Securities Act.
     Selling securityholders holding Notes or ADSs issued upon conversion of the Notes may be deemed to be “underwriters” as defined in the Securities Act of 1933. Any profits realized by these selling securityholders may be deemed to be underwriting commissions.
     The table below sets forth, among other things, the name and address of holders of Notes that may offer such Notes or ADSs issuable upon conversion of the Notes pursuant to this prospectus, the principal amount of the Notes beneficially owned by and that may be offered by each such selling securityholder pursuant to this prospectus and the number of ordinary shares into which the Notes owned by each such selling securityholder are convertible, each to the extent known to us as of the date of this prospectus and based upon information provided to us by the selling securityholders on or prior to May 12, 2011. To our knowledge, none of such selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
     The selling securityholders listed in the table below may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the ADSs issuable upon conversion of the Notes, including the ordinary shares represented by the ADSs. Accordingly, no estimate can be given as to the amounts of Notes or number of ordinary shares that will be held by such selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date as of which the information in the table is presented.
     Information about the selling securityholders listed in the table below may change over time, and we may not be made aware of changes in the ownership of our Notes. Any changed information that is provided to us by such selling securityholders will be set forth in prospectus supplements to this prospectus.

				Percentage of	Ordinary Shares			Percentage of
				Outstanding Notes	Beneficially Owned		Ordinary Shares	Ordinary Shares
	Aggregate	Percentage of		Beneficially Owned	Upon Conversion of	Percentage of	Beneficially Owned	Beneficially Owned
	Principal Amount of	Outstanding Notes		if All Convertible	the Notes That May	Equity Capital	if All Ordinary	if All Ordinary
	Notes Beneficially	Beneficially Owned		Notes That May Be	Be Offered for	Beneficially Owned	Shares That May Be	Shares That May Be
Name and Address of	Owned That May Be	Prior to Any		Offered Hereby are	Resale	Prior to Any Resale	Offered Hereby are	Offered Hereby are
Selling Securityholder	Offered For Resale	Resale(1)		Resold(1)	(2)	(2), (3)	Resold	Resold
Advent Claymore Global Convertible Securities and Income Fund (4)	2,739,000	1.5%		—	110,962	*	—	*

Advent / Claymore Enhanced Growth and Income Fund (4)	602,000		*	—	24,388	*	—	*

The Advent Convertible Arbitrage Fund, Cayman Fund II (4)	468,000		*	—	18,959	*	—	*

The Advent Convertible Arbitrage Master Fund (4)	1,874,000	1.0%		—	75,919	*	—	*

				Percentage of	Ordinary Shares			Percentage of
				Outstanding Notes	Beneficially Owned		Ordinary Shares	Ordinary Shares
	Aggregate	Percentage of		Beneficially Owned	Upon Conversion of	Percentage of	Beneficially Owned	Beneficially Owned
	Principal Amount of	Outstanding Notes		if All Convertible	the Notes That May	Equity Capital	if All Ordinary	if All Ordinary
	Notes Beneficially	Beneficially Owned		Notes That May Be	Be Offered for	Beneficially Owned	Shares That May Be	Shares That May Be
Name and Address of	Owned That May Be	Prior to Any		Offered Hereby are	Resale	Prior to Any Resale	Offered Hereby are	Offered Hereby are
Selling Securityholder	Offered For Resale	Resale(1)		Resold(1)	(2)	(2), (3)	Resold	Resold
Alcon Laboratories (4)	376,000		*	—	15,232	*	—	*

Altima Fund SICAV P.L.C. in respect of Advent Convertible Arbitrage Sub-Fund (INOCAP) (4)	130,000		*	—	5,266	*	—	*

Aviva Investors Alternatives Funds PCC — CBA Fund (5)	3,000,000	1.6%		—	121,536	*	—	*

Bancroft Fund Ltd. (6)	500,000		*	—	20,25	*	—	*

British Virgin Islands Social Security Board (4)	211,000		*	—	8,548	*	—	*

Calamos Market Neutral Income Fund (7)	5,000,000	2.7%		—	202,560	*	—	*

Daiwa Capital Markets America Inc. (8)	4,000,000	2.2%		—	162,048	*	†	*

Domestic and Foreign Missionary Society DFMS (4)	106,000		*	—	4,294	*	—	*

Ellsworth Fund Ltd. (6)	500,000		*	—	20,256	*	—	*

GMIMCO Trust (4)	3,864,000	2.1%		—	156,538	*	—	*

HFR CA Opportunity Master Trust (4)	100,000		*	—	4,051	*	—	*

Institutional Benchmark Series Ltd (4)	294,000		*	—	11,910	*	—	*
LGT MM CONV Bond Fund CH0638-G (4)	901,000		*	—	36,501	*	—	*

Metropolitan Washington Airports Authority Retirement Plan Police and Fire (4)	48,000		*	—	1,944	*	—	—

Metropolitan Washington Airports Authority Retirement General Employees Plan (4)	87,000		*	—	3,524	*	—	—

Occidental Petroleum Corporation (4)	458,000		*	—	18,554	*	—	—

Partners Group Alternative Strategies PCC Limted Gold Zeta Cell (4)	134,000		*	—	5,428	*	—	—

The Police and Fire Retirement System of the City of Detroit (4)	446,000		*	—	18,068	*	—	—

Pro Mutual (4)	1,044,000		*	—	42,294	*	—	—

			Percentage of	Ordinary Shares			Percentage of
			Outstanding Notes	Beneficially Owned		Ordinary Shares	Ordinary Shares
	Aggregate	Percentage of	Beneficially Owned	Upon Conversion of	Percentage of	Beneficially Owned	Beneficially Owned
	Principal Amount of	Outstanding Notes	if All Convertible	the Notes That May	Equity Capital	if All Ordinary	if All Ordinary
	Notes Beneficially	Beneficially Owned	Notes That May Be	Be Offered for	Beneficially Owned	Shares That May Be	Shares That May Be
Name and Address of	Owned That May Be	Prior to Any	Offered Hereby are	Resale	Prior to Any Resale	Offered Hereby are	Offered Hereby are
Selling Securityholder	Offered For Resale	Resale(1)	Resold(1)	(2)	(2), (3)	Resold	Resold
San Francisco City and County ERS (4)	1,326,000	*	—	53,718	*	—	—

State of Maryland (4)	215,000	*	—	8,710	*	—	—

Trustmark Insurance Company (4)	418,000	*	—	16,934	*	—	—

Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (9)	—	—	—	—	—	—	—

*      Less than one percent.
(1)   Assumes US$184,000,000 aggregate principal amount of the Notes outstanding.
(2)   Assumes conversion of all of the holder’s Notes at a conversion rate of 20.2560 ADSs per US$1,000 principal amount of Notes (equal to approximately US$49.37 per ADS). This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion of the Notes—Conversion Rate Adjustments” and “Description of the Notes—Conversion of the Notes—Adjustment to Conversion Rate upon Certain Fundamental Changes.” As a result, the number of ordinary shares issuable upon conversion of the Notes may increase or decrease in the future.
(3)   Includes ordinary shares, and ordinary shares represented by ADSs, including those issuable upon conversion of the Notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. In accordance with Rule 13d-3(d)(1) of the Exchange Act, for each person and group included in this table, percentage of equity capital beneficially owned is calculated by dividing the number of shares beneficially owned by such person or group (including ordinary shares issuable upon conversion of Notes held by such person or group) by the sum of (i) 82,046,440, which was the number of ordinary shares outstanding as of March 31, 2011, and (ii) the number of ordinary shares issuable upon conversion of Notes held by such person or group).
(4)   The address of the securityholder is Advent Capital Management LLC, 1271 Avenue of the Americas, New York, NY 10020.
(5)   The address for Aviva Investors Alternatives Funds PCC — CBA Fund is Aviva Investors London Ltd., 1900 W. Park Dr., Ste 200, Westborough, MA 01581.
(6)   The address for Bancroft Fund Ltd. and Ellsworth Fund Ltd. is 65 Madison Avenue, Suite 550, Morristown, NJ 07960.
(8)   The address for Calamos Market Netural Income Fund is 2020 Calamos Court, Naperville, IL 60563-2787.
(8)   The address for Daiwa Capital Markets America Inc. is 32 Old Slip, New York NY 10005. Daiwa Capital Markets America Inc. (DCMA) is a direct wholly-owned subsidiary of Daiwa Capital Markets Holdings Inc, which in turn is a direct wholly-owned subsidiary of Daiwa Securities Capital Markets Co., Ltd., which is in turn a 99.97% directly-owned subsidiary of Daiwa Securities Group Inc., a publicly traded entity, headquartered in Japan.
(9)   We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities pursuant to the registration statement.
†     Daiwa Capital Markets America Inc. has advised us that they have a short position of 49,400 ADSs.
       Beneficial ownership is calculated assuming 82,046,440 ordinary shares outstanding as of March 31, 2011.

Ctrip Entities
     We are registering ordinary shares held by the Ctrip Entities, for sale from time to time in the form of ADSs after the date of this prospectus.
     In May 2009, Ctrip.com International, Ltd., the parent company of both Ctrip Entities, reported in an SEC filing that after purchases by the Ctrip Entities of ADSs in a series of transactions on the open market in 2008 and 2009, a purchase by Ctrip.com International, Ltd. of 7,514,503 ordinary shares from us in a private placement in May 2009, and a transfer by Ctrip.com International, Ltd. to C-Travel International Limited of such 7,514,503 ordinary shares, the Ctrip Entities collectively held 14,400,765 ordinary shares, of which (i) 7,514,503 ordinary shares were held by C-Travel International Limited, (ii) 4,157,562 ordinary shares represented by 2,078,781 ADSs were held by C-Travel International Limited and (iii) 2,728,700 ordinary shares represented by 1,364,350 ADSs were held by Ctrip.com (Hong Kong) Limited.
     In connection with the private placement to Ctrip.com International, Ltd. in May 2009, we agreed to register the ordinary shares and ADSs held after the private placement by Ctrip.com International, Ltd. or its affiliates, as well as certain other of our ordinary shares and ADSs, if any, acquired at a later date by Ctrip.com International, Ltd. or its affiliates. We are registering 14,400,764 of those ordinary shares, represented by 7,200,382 ADSs, in the registration statement which includes this prospectus.
     The registered address of C-Travel International Limited is PO BOX 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The registered address of Ctrip.com (Hong Kong) Limited is Flat/Rm 2102 21/F, The Hennessy 256, Hennessy Road, Wan Chai, Hong Kong.
     A co-founder and director of Ctrip, Neil Nanpeng Shen, is a co-chairman, co-founder and a director of our company. James Jianzhang Liang, the chairman, a co-founder and a director of Ctrip, is a co-founder and a director of our company. One of Ctrip’s directors, Qi Ji, was our director and chief executive officer from 2002 to January 2005, and another of Ctrip’s directors, Suyang Zhang, was our director from 2001 to 2006. Some of our customers book our hotel rooms through Ctrip and we pay agency fees to Ctrip for such bookings. The amounts paid to Ctrip as agency fees in 2008, 2009 and 2010 were RMB 14.8 million, RMB 20.9 million and RMB 18.2 million, respectively, and thus far in 2011, RMB 4.6 million (US$0.7 million) of such agency fees have been accrued.
     The following table, to our knowledge, sets forth information regarding the beneficial ownership of the ordinary shares, and ordinary shares represented by ADSs, of the Ctrip Entities as of March 31, 2011. As of that date, there were 82,046,440 of our ordinary shares outstanding, representing 41,023,220 ADSs on a converted basis. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership is determined according to the number of ordinary shares, including ordinary shares represented by ADSs, held by each Ctrip Entity.

	Shares Owned	Percent of Class	Shares Being	Shares Owned	Percent of Class
Name	Prior to Offering	Prior to Offering	Offered (1)	After Offering	After Offering
C-Travel International Limited	11,672,064	14.23%	11,672,064	—	—

Ctrip.com (Hong Kong) Limited	2,728,700	3.33%	2,728,700	—	—

(1)   We do not know when or in what amounts the Ctrip Entities may offer ordinary shares represented by ADSs for sale. Either or both of the Ctrip Entities might not sell a portion or all of the ordinary shares represented by ADSs offered by this prospectus. See “Plan of Distribution.” Because the Ctrip Entities may offer all or some of the ordinary shares represented by ADSs pursuant to this offering, we cannot estimate the number of ordinary shares represented by ADSs that will be held by the Ctrip Entities after the completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the ordinary shares represented by ADSs that are covered by this prospectus will be held by the Ctrip Entities.

PLAN OF DISTRIBUTION
     The Notes, the ADSs issuable upon conversion of the Notes, the ADSs held by Ctrip Entities, and the ordinary shares in the form of ADSs may be sold from time to time to purchasers:
•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from the purchasers.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs and ordinary shares held by the Ctrip Entities, and our ordinary shares represented by the foregoing ADSs may be deemed to be “underwriters.” As a result, any profits on the sale of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs and ordinary shares held by the Ctrip Entities, and our ordinary shares represented by the foregoing ADSs by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.
     The selling securityholders and any other persons participating in a distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating persons. Regulation M may also restrict the ability of any person engaged in a distribution of the securities to engage in market-making activities, if any, with respect to our securities. All of the foregoing may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.
     We are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution by the selling securityholders of the Notes, the ADSs issuable upon conversion of the Notes, the ADS held by Ctrip Entities, or ordinary shares in the form of ADSs. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the Notes outside of the ordinary course of business or, at the time of the purchase of the Notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities. The Ctrip Entities obtained our ADSs on the open market and our ordinary shares in connection with the private placement of our ordinary shares to Ctrip.com International, Ltd. in May 2009.
     If the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling securityholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.
     The Notes, the ADSs issuable upon conversion of the Notes, the ADSs and ordinary shares held by the Ctrip Entities, and our ordinary shares represented by the foregoing ADSs may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs may be listed or quoted at the time of the sale, including the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges, services or in the over-the-counter market; or

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     At the time a particular offering of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs is made, a prospectus supplement may be distributed setting forth the aggregate amount of Notes, ADSs or ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the selling securityholders, and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     In connection with sales of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs and ordinary shares held by the Ctrip Entities, and our ordinary shares represented by the foregoing ADSs, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs in the course of hedging their positions. The selling securityholders may also sell the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs short and deliver Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs to close out short positions, or loan or pledge Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs to broker-dealers that in turn may sell the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs.
     The selling securityholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. There can be no assurance that any selling securityholder will sell any or all of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs pursuant to this prospectus. In addition, any Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs by other means not described in this prospectus.
     We have not listed, and do not intend to list, the Notes on any securities exchange or automated quotation system.
     Our ADSs are listed on the NASDAQ Global Market under the symbol “HMIN.”
     Pursuant to the registration rights agreement we entered into in December 2010, we and the holders of Notes or ADSs issued upon conversion of the Notes will indemnify each other against certain liabilities, including certain liabilities under the Securities Act and Exchange Act, or will be entitled to contribution in connection with these liabilities. Pursuant to the registration rights agreement we entered into in May 2009, we and the Ctrip Entities will indemnify each other against certain liabilities, including certain liabilities under the Securities Act and Exchange Act, or will be entitled to contribution in connection with these liabilities.
     We have agreed to pay the expenses incidental to the registration, offering and sale of the Notes, the ADSs issuable upon conversion of the Notes, the ADSs or ordinary shares held by the Ctrip Entities, or our ordinary shares represented by the foregoing ADSs to the public other than underwriting and brokerage fees and commissions and the fees and expenses of advisors the holders engage.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we have been required to file annually a Form 20-F no later than six months after the close of each fiscal year, which is December 31. For the fiscal year ending December 31, 2011 and thereafter, that deadline will be reduced to no later than four months after the close of each fiscal year. Copies of reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of quarterly reports and proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
     We will furnish The Bank of New York, the depositary of our ADSs, with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents does not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.
     We incorporate by reference the documents listed below:
•	Our annual report on Form 20-F for the fiscal year ended December 31, 2010 filed on April 27, 2011.

•	With respect to each offering of securities under this prospectus, all annual reports on Form 20-F, and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.
     Our annual report on Form 20-F for the fiscal year ended December 31, 2010 filed on April 27, 2011, contains a description of our business and audited consolidated financial statements with reports by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
     Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Home Inns & Hotels Management Inc.
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China +86 21 3401 9898
Attention: Investor Relations Department
     You should rely only on the information that we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS
     We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. The validity of the issuance of the Notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
     Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11th Floor, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
          Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated memorandum and articles of association also allow for indemnification of such person in the case of a suit initiated by our company or in the right of our company.
          We have entered into indemnification agreements with our directors and executive officers, the form of which was filed as Exhibit 10.2 to our registration statement on Form F-1 (file no. 333-142190) that was filed with the SEC on April 25, 2007, to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
ITEM 9. EXHIBITS.
          See the Exhibit Index beginning on page 91 of this registration statement.
ITEM 10. UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the People’s Republic of China on May 19, 2011.

HOME INNS & HOTELS MANAGEMENT INC.
By:	/s/ David Jian Sun
	Name:	David Jian Sun
	Title:	Director and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint David Jian Sun and Huiping Yan, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-3 (and any and all additional registration statements, including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 19, 2011.

Signature	Title(s)

/s/ David Jian Sun	Chief Executive Officer, Director (principal executive officer)
Name: David Jian Sun

/s/ Huiping Yan	Chief Financial Officer (principal financial and accounting officer)
Name: Huiping Yan

/s/ Neil Nanpeng Shen	Co-Chairman of the Board of Directors
Name: Neil Nanpeng Shen

/s/ Yunxin Mei	Co-Chairman of the Board of Directors
Name: Yunxin Mei

/s/ Min Bao	Director
Name: Min Bao

/s/ James Jianzhang Liang	Director
Name: James Jianzhang Liang

/s/ Kenneth Gaw	Director
Name: Kenneth Gaw

/s/ Terry Yongmin Hu	Director
Name: Terry Yongmin Hu

/s/ Arthur M. Wang	Director
Name: Arthur M. Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
     Under the Securities Act, the undersigned, the duly authorized representative in the United States of Home Inns & Hotels Management Inc., has signed this registration statement in New York, New York, on May 19, 2011.

Authorized U.S. Representative
By:	/s/ Kate Ledyard
	Name:	Kate Ledyard, on behalf of Law Debenture Corporate Services Inc.
	Title:	Manager

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Specimen American Depositary Receipt of Home Inns & Hotels Management, Inc. (included in Exhibit 4.3 of the Registration Statement on Form F-1 (File No. 333-142190) filed with the Securities and Exchange Commission on April 18, 2007)

4.2	Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-1 (File No. 333-142190) filed with the SEC on April 18, 2007)

4.3	Deposit Agreement dated October 31, 2006 among the Registrant, The Bank of New York as depositary and all owners and beneficial owners from time to time of the American Depositary Shares (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form F-1 (File No. 333-142190) filed with the SEC on April 18, 2007)

4.4	Amended and Restated Memorandum and Articles of Association of the Registrant, effective November 3, 2009 (incorporated by reference to Exhibit 99.3 of Form 6-K (File No. 001-33082) filed with the SEC on November 4, 2009)

4.5	Indenture, dated December 21, 2010, constituting US$184,000,000 2.00% Convertible Senior Notes due December 15, 2015 (incorporated by reference to Exhibit 2.2 of our annual report on Form 20-F (File No. 001-33082) filed with the SEC on April 27, 2011)

4.6	Amendment Agreement, dated April 26, 2011, between the Registrant and the Bank of New York Mellon (incorporated by reference to Exhibit 2.3 of our annual report on Form 20-F (File No. 001-33082) filed with the SEC on April 27, 2011)

4.7	Indenture, dated December 10, 2007, constituting RMB 1,110,000,000 USD Settled Zero Coupon Convertible Senior Bonds due December 10, 2012 (incorporated by reference to Exhibit 2.1 of our annual report on Form 20-F (File No. 001-33082) filed with the SEC on April 18, 2008)

4.8	Registration Rights Agreement among the Registrant, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Ltd. as initial purchasers, dated December 14, 2010 (incorporated by reference to Exhibit 2.4 of our annual report on Form 20-F (File No. 001-33082) filed with the SEC on April 27, 2011)

5.1*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the Notes

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2 and Exhibit 8.2)

23.4*	Consent of Commerce & Finance Law Offices

24.1*	Powers of Attorney (included as part of the signature page in Part II of this registration statement)

25.1*	Statement of eligibility of trustee

*	Filed herewith.